Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LANDAUER, INC.

at

$67.25 Net Per Share

by

FERN MERGER SUB INC.,

an indirect wholly–owned subsidiary of

FORTIVE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 18, 2017, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of September 6, 2017 (the “Merger Agreement”), by and among Fortive Corporation, a Delaware corporation (“Parent”), Fern Merger Sub Inc., a Delaware corporation and an indirect wholly–owned subsidiary of Parent (“Purchaser”), and Landauer, Inc., a Delaware corporation (the “Company”). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share, including Restricted Stock (as defined below) and Performance-Based Restricted Stock (as defined below) (the “Shares”), of the Company at a price of $67.25 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (such amount, or any other amount per share paid pursuant to the Offer and the Merger Agreement, the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser and the Company will merge (the “Merger”), with the Company as the surviving corporation in the Merger continuing as an indirect wholly–owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, each outstanding Share (other than Shares that are held in the treasury of the Company, Shares owned of record by Parent, Purchaser or any of their respective wholly-owned subsidiaries or Shares owned by any stockholder of the Company who is entitled to appraisal rights under Section 262 of the Delaware General Corporate Law (the “DGCL”) and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares will at the effective time of the Merger be converted into the right to receive the Offer Price.

The board of directors of the Company (the “Board of Directors”), during a meeting held on September 5, 2017, by unanimous vote, (i) approved, adopted and declared advisable the Merger Agreement and the consummation by the Company of the Merger, the Offer and the other transactions contemplated by the Merger Agreement (the “Transactions”), (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the Transactions, (iii) determined that the Merger Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders, (iv) resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and (v) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer on the terms and subject to the conditions set forth in the Merger Agreement.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 11:59 P.M., New York City time, on Wednesday, October 18, 2017 (the “Expiration Time,” unless the period during which the Offer is open is extended in accordance with the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer) that, when added to the Shares directly or indirectly owned by Parent and its wholly-owned subsidiaries, would represent, as of the Expiration Time, at least a majority of the sum of (1) the aggregate number of Shares outstanding at such time plus (2) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the Transactions), conversion, exchange or exercise, as applicable, of warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding as of such time. The foregoing condition is referred to as the “Minimum Tender Condition.” The Offer is also subject to other conditions described in Section 15—“Certain Conditions of the Offer.”

A summary of the principal terms of the Offer appears below. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

NONE OF THE DEALER MANAGER OR THE INFORMATION AGENT HAS MADE OR IS MAKING, ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES IN THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, STOCKHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THE OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS THAT CONSTITUTE PART OF THE OFFER, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. STOCKHOLDERS ARE URGED TO DISCUSS THEIR DECISIONS WITH THEIR TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed email thereof) and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Paying Agent”), and either deliver the certificates for your Shares to the Paying Agent along with the Letter of Transmittal (or a manually executed email thereof) or tender your Shares by book–entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Time, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book–entry transfer, or you cannot deliver all required documents to the Paying Agent prior to the Expiration Time, you may be able to tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

*****

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to D.F. King & Co., Inc., as information agent for the Offer (the “Information Agent”) or to Credit Suisse Securities (USA) LLP, as dealer manager for the Offer (the “Dealer Manager”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET

Purchaser, a wholly–owned indirect subsidiary of Parent, is offering to purchase all of the outstanding shares of common stock, par value $0.10 per Share, of the Company at a price of $67.25 net per Share in cash (less any applicable withholding taxes and without interest), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers available on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

Fern Merger Sub Inc., a wholly–owned indirect subsidiary of Fortive Corporation, a Delaware corporation, is offering to purchase all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing the process by which the Company will become an indirect subsidiary of Parent through the Merger. See the “Introduction” and Section 8—“Certain Information Concerning Parent and Purchaser.”

How many Shares are you offering to purchase in the Offer?

We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the “Introduction” and Section 1—“Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to have Purchaser consummate the Merger. Upon consummation of the Merger, the Surviving Corporation would be a wholly–owned indirect subsidiary of Parent. See Section 12—“Purpose of the Offer; Plans for the Company.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $67.25 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1—“Terms of the Offer,” and Section 2—“Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

Yes. The Agreement and Plan of Merger, dated as of September 6, 2017, provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11— “The Merger Agreement” and Section 15—“Conditions of the Offer.”

What are the most significant conditions to the Offer?

We are not obligated to purchase any Shares unless, prior to the expiration of the Offer:

•	there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer) that, when added to the Shares directly or indirectly owned by Parent and its wholly-owned subsidiaries, would represent, as of the expiration of the Offer, at least a majority of the sum of (1) the aggregate number of Shares outstanding at such time plus (2) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the Transactions), conversion, exchange or exercise, as applicable, of warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding at such time (the “Minimum Tender Condition”);

•	any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or been terminated (the “HSR Condition”); and

•	no Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this clause shall not be available to Parent or Purchaser if the failure of Parent or Purchaser to fulfill its obligations described in Section 11— “The Merger Agreement” (“Appropriate Action; Consents; Filings”) results in the failure of this condition to be satisfied.

According to the Company, as of the close of business on September 18, 2017, there were 9,810,109 Shares issued and outstanding, including 52,986 shares of Restricted Stock and 171,529 shares of Performance-Based Restricted Stock, assuming achievement of all applicable performance conditions at target levels. Accordingly, we anticipate that, assuming the foregoing, and assuming no additional Shares or equity awards are issued, or become exercisable after September 18, 2017, the Minimum Tender Condition would be satisfied if 4,905,055 Shares are validly tendered pursuant to the Offer and not validly withdrawn, which represents one (1) Share more than fifty percent (50%) of the Shares of common stock of the Company issued and outstanding on September 18, 2017.

The Offer is also subject to a number of other conditions. We can waive certain of the conditions to the Offer (other than the Minimum Tender Condition) in our sole discretion and without the consent of the Company. See Section 15—“Certain Conditions of the Offer.”

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

Yes. If the conditions to the Offer are satisfied, Parent will provide us with sufficient funds to acquire all of the Shares validly tendered in the Offer and not validly withdrawn and to complete the Merger. Parent intends to provide the necessary funds from a combination of existing cash balances and either proceeds from the issuance of commercial paper under its existing commercial paper program or proceeds from the issuance of other undetermined debt securities. The Offer is not conditioned on any financing arrangement. See Section 9—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	we, through our indirect parent company (Parent), will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn in light of Parent’s financial capacity in relation to the amount of consideration payable; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger and we, through our parent company (Parent), will have sufficient funds available to consummate the Merger in light of Parent’s financial capacity in relation to the amount of consideration payable.

See Section 9—“Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 11:59 P.M., New York City time, on Wednesday, October 18, 2017 to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement (as the date of the expiration of the Offer may be extended, the “Expiration Time”). Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Paying Agent within two New York Stock Exchange (“New York Stock Exchange”) trading days. Shares delivered solely by a Notice of Guaranteed Delivery prior to the Expiration Time will not be counted by Purchaser toward the satisfaction of the Minimum Tender Condition. For the tender to be valid, however, the Paying Agent must receive the missing items within such two (2) trading day period. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances can or will the Offer be extended?

Yes. In some cases, we are required to extend the Offer beyond its initial Expiration Time, but in no event will we be required to, and without the Company’s prior written consent we will not, extend the Offer beyond the Outside Date (as defined below). We have agreed in the Merger Agreement that, subject to the Company’s and Parent’s respective termination rights, we are required to (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties to the Merger Agreement may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition (as defined below) shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer. “Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

We are not required to (and cannot without the Company’s consent) extend the Offer or the Expiration Time beyond the Outside Date. The “Outside Date” means the date that is ninety (90) days after September 6, 2017, subject to automatic extension of up to an additional one hundred twenty (120) days if the HSR Condition has not been satisfied and all other conditions (other than those conditions that by their nature are to be satisfied at closing of the Transactions and the Minimum Tender Condition) have been satisfied.

If we extend the time period of the Offer, this extension will extend the time that you will have to tender your Shares. See Section 1—“Terms of the Offer” for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Paying Agent of that fact and will make a public announcement of the extension not later than 9:00 A.M., New York City time, on the next Business Day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book–entry transfer of such Shares into the account of the Paying Agent at The Depository Trust Company (“DTC”), together with a completed Letter of Transmittal (or an email thereof) or an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares”) and any other documents required by the Letter of Transmittal, to the Paying Agent, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through DTC. If you are unable to deliver any required document or instrument to the Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Paying Agent within two (2) NYSE trading days. For the tender to be valid, however, the Paying Agent must receive the missing items within that two trading day period. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw previously tendered Shares any time prior to the expiration of the Offer by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee prior to the expiration of the Offer to arrange for the withdrawal of your Shares in a timely manner. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To validly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or an email of one (with original delivered via overnight courier), with the required information to the Paying Agent while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Shares and such broker, banker or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—“Withdrawal Rights.”

What does the Board of Directors think of the Offer?

We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the Board of Directors. During a meeting held on September 5, 2017, the Board of Directors by unanimous vote:

•	approved, adopted and declared advisable the Merger Agreement and the consummation by the Company of the Transactions;

•	approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the Transactions;

•	determined that the Merger Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders;

•	resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL; and

•	recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer on the terms and subject to the conditions set forth in the Merger Agreement.

A more complete description of the Board of Directors’ reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D–9 under the Exchange Act, that will be mailed to the stockholders of the Company. See the “Introduction” and Section 10—“Background

of the Offer; Past Contacts or Negotiations with the Company.”

If a majority of the Shares are tendered and accepted for payment, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of the Company will be required in connection with the Merger. If the Merger takes place, the Company will no longer be publicly owned. See Section 13—“Certain Effects of the Offer.”

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who are entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares, will be entitled to appraisal rights under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand and properly demand appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be more than, less than or equal to the price that we are offering to pay you for your Shares in the Offer. See Section 12—“Purpose of the Offer; Plans for the Company.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and due to the obligation of the parties to the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable following the Acceptance Time (as defined below), we expect the Merger to occur on the first Business Day following the consummation of the Offer without a subsequent offering period. See Section 1—“Terms of the Offer.”

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are met, the Merger will occur and all of the then outstanding Shares (other than Shares that are held in the treasury of the Company, Shares owned of record by Parent, Purchaser or any of their respective wholly-owned subsidiaries or by any stockholder of the Company who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares) will at the effective time of the Merger be converted into the right to receive an amount in cash equal to the Offer Price without interest and less any applicable withholding taxes. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares and that no appraisal rights will be available in the Offer. See the “Introduction” and Section 13—“Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On September 5, 2017, the last trading day before we announced the Offer, the last sale price of the common stock of the Company reported on NYSE was $61.35 per Share. On September 19, 2017, the last trading day before we commenced the Offer, the last sale price of the Shares reported on NYSE was $67.80 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. On September 6, 2017, concurrently with the execution of the Merger Agreement, Gilead Capital LP entered into a tender and support agreement (the “Tender and Support Agreement”) with Parent and Purchaser. The stockholder party to the Support Agreement had on September 6, 2017 an aggregate of 525,361 Shares it will be obligated to tender pursuant to the Support Agreement, or approximately 5.36% of the issued and outstanding Shares on a fully diluted basis. See Section 11—“The Merger Agreement.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15—“Certain Conditions of the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $67.25 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following expiration of the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment of Shares.”

What are the United States federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares exchanged therefor. If you are a United States Holder (as defined in Section 5—“Material United States Federal Income Tax Consequences”) and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long–term capital gain or loss if you have held the Shares for more than one (1) year at the time of the exchange. See Section 5—“Material United States Federal Income Tax Consequences” for a summary of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

You are urged to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-United States income and other tax laws or tax treaties).

Who should I talk to if I have additional questions about the Offer?

You may call D.F. King & Co., Inc. toll-free at (877) 536-1556, or you may call Credit Suisse toll-free at (800) 318-8219. D.F. King & Co., Inc. is acting as the information agent for the Offer and Credit Suisse is acting as Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

INTRODUCTION

Fern Merger Sub Inc. (“Purchaser”), a Delaware corporation and a wholly–owned indirect subsidiary of Fortive Corporation (“Parent”), a Delaware corporation, hereby offers to purchase for cash all outstanding shares of common stock, par value $0.10 per share, including Restricted Stock and Performance-Based Restricted Stock (“Shares”), of Landauer, Inc., a Delaware corporation (the “Company”), at a price of $67.25 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (such amount per Share, or any different amount per Share that may be paid pursuant to the Offer (as defined below) in accordance with the terms of the Merger Agreement (as defined below), the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer and the withdrawal rights will expire at 11:59 P.M., New York City time, on Wednesday, October 18, 2017, unless the Offer is extended in accordance with the terms of the Merger Agreement (as the date of the expiration of the Offer may be extended, the “Expiration Time”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 6, 2017 (the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides that after the purchase of Shares in the Offer and satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger continuing as a wholly–owned indirect subsidiary of Parent (the “Surviving Corporation”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares that are held in the treasury of the Company, Shares owned of record by Parent, Purchaser or any of their respective wholly-owned subsidiaries or Shares owned by any stockholder of the Company who is entitled to appraisal rights under Section 262 of the Delaware General Corporate Law (the “DGCL”) and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares) will be converted into the right to receive the Offer Price in cash (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11—“The Merger Agreement”.

Tendering stockholders who are record owners of their Shares and tender directly to the Paying Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 to the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any brokerage or other service fees. Parent or Purchaser will pay all charges and expenses of Computershare Trust Company, N.A., as depositary for the Offer (the “Paying Agent”), D.F. King & Co., Inc., as information agent for the Offer (the “Information Agent”) and Credit Suisse Securities (USA) LLP, as dealer manager for the Offer (the “Dealer Manager”), incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

The board of directors of the Company (the “Board of Directors”), during a meeting held on September 5, 2017, by unanimous vote, (i) approved, adopted and declared advisable the Merger Agreement and the consummation by the Company of the Merger, the Offer and the other transactions contemplated by the Merger Agreement (the “Transactions”), (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the Transactions, (iii) determined that the Merger Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders, (iv) resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and (v) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer on the terms and subject to the conditions set forth in the Merger Agreement.

A more complete description of the Board of Directors’ reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the

Company’s Solicitation/Recommendation Statement on Schedule 14D–9 (the “Schedule 14D–9”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that will be mailed to the stockholders of the Company.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not validly withdrawn prior to the then scheduled expiration of the Offer a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer) that, when added to the Shares directly or indirectly owned by Parent and its wholly-owned subsidiaries, would represent, as of the expiration of the Offer, at least a majority of the sum of (1) the aggregate number of Shares outstanding at such time plus (2) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the Transactions), conversion, exchange or exercise, as applicable, of warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding as of such time (the foregoing condition is referred to as the “Minimum Tender Condition”), (ii) any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or been terminated (the “HSR Condition”), and (iii) no Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this clause shall not be available to Parent or Purchaser if the failure of Parent or Purchaser to fulfill its obligations described in Section 11— “The Merger Agreement” (“Appropriate Action; Consents; Filings”) results in the failure of this condition to be satisfied. The Offer is also subject to a number of other conditions. We can waive certain of the conditions to the Offer (other than the Minimum Tender Condition) in our sole discretion and without the consent of the Company. See Section 15—“Certain Conditions of the Offer.”

Pursuant to the Merger Agreement, Purchaser expressly reserved the right to waive any conditions to the Offer or modify the terms of the Offer, except that the Company’s prior written approval is required for Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	amend, modify or waive the Minimum Tender Condition;

•	add to the Offer Conditions or amend, modify or supplement any conditions to the Offer in any manner adverse to any holder of Shares;

•	terminate, extend or otherwise amend or modify the expiration date of the Offer (or take any other action that would have the effect of extending the expiration date of the Offer), other than in accordance with the Merger Agreement;

•	change the form of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation, equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time satisfies the Minimum Tender Condition, Purchaser will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, the Company, Parent and Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer.

The material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized in Section 5—“Material United States Federal Income Tax Consequences.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as permitted under Section 4—“Withdrawal Rights.” The term “Expiration Time” means 11:59 P.M., New York City time, on Wednesday, October 18, 2017, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” means the latest time and date on which the Offer, as so extended, expires; provided, however, that the Expiration Time may not be extended beyond the Outside Date or the date of a valid termination of the Merger Agreement unless mutually agreed by Purchaser and the Company. The “Outside Date” means the date that is ninety (90) days after September 6, 2017, subject to extension of up to an additional one hundred twenty (120) days if the HSR Condition has not been satisfied.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and certain other conditions set forth in Section 15—“Certain Conditions of the Offer” (each, an “Offer Condition”). Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the Offer Conditions (other than the Minimum Tender Condition) in its sole discretion and without the written consent of the Company.

The Merger Agreement provides that Purchaser will, subject to the Company’s and Parent’s respective termination rights, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties to the Merger Agreement may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer.

Subject to the applicable rules and regulations of the SEC and the NYSE and the provisions of the Merger Agreement, Purchaser expressly reserves the right (i) to extend the Offer if any of the Offer Conditions have not been satisfied, (ii) to waive any of the Offer Conditions (other than the Minimum Tender Condition), or (iii) to otherwise amend the Offer in any respect (except with respect to certain terms and conditions of the Offer, as provided in the Merger Agreement; see Section 11—“The Merger Agreement”), in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Paying Agent and by making a public announcement thereof.

Pursuant to the Merger Agreement, Purchaser expressly reserved the right to waive any Offer Conditions or modify the terms of the Offer, except that the Company’s prior written approval is required for Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	amend, modify or waive the Minimum Tender Condition;

•	add to the Offer Conditions or amend, modify or supplement any conditions to the Offer in any manner adverse to any holder of Shares;

•	terminate, extend or otherwise amend or modify the expiration date of the Offer (or take any other action that would have the effect of extending the expiration date of the Offer), other than in accordance with the Merger Agreement;

•	change the form of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser’s rights described under Section 15—“Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next Business Day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e–1(d) under the Exchange Act. Subject to applicable law (including Rules 14d–4(d) and 14d–6(c) under the Exchange Act, which requires that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. “Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Paying Agent may retain tendered Shares on behalf of Purchaser, and such Shares may not be validly withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e–1(c) under the Exchange Act, which requires that a purchaser making a tender offer promptly pay the consideration offered. Alternatively, if the Offer is not consummated, and the Shares are not accepted for payment or Shares are validly withdrawn, Purchaser is obligated to return the securities deposited by or on behalf of stockholders promptly after the termination of the Offer or withdrawal of such Shares.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d–4(d), 14d–6(c) and 14e–1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes.

The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the Offer Conditions set forth in Section 15—“Certain Conditions of the Offer,” Purchaser will accept for payment and will pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Time pursuant to the Offer promptly after the Expiration Time. Subject to the Merger Agreement and in compliance with Rule 14e–1 (c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e–1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of (i) the certificates evidencing such Shares (the “Certificates”) or confirmation (a

“Book–Entry Confirmation”) of a book–entry transfer of such Shares into the Paying Agent’s account at The Depository Trust Company (the “Book–Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed and delivered via email thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book–entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book–Entry Confirmations with respect to Shares are actually received by the Paying Agent.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Paying Agent of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer hereof, the Paying Agent may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e–1(c) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Shares be paid to the stockholders, regardless of any delay in payment for such Shares.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book–entry transfer into the Paying Agent’s account at the Book–Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book–Entry Transfer Facility), promptly following the expiration or termination of the Offer.

The Offer Price paid to any holder of Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer. If, prior to the Expiration Time, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed and delivered via email thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book–entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase and either the Certificates evidencing tendered Shares must be received by the Paying Agent at such address or such Shares must be tendered pursuant to the procedure for book–entry transfer described below and a Book–Entry Confirmation must be received by the Paying Agent, in each case prior to the Expiration Time, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

Book–Entry Transfer. The Paying Agent will establish an account with respect to the Shares at the Book–Entry Transfer Facility for purposes of the Offer within two (2) Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book–Entry Transfer Facility may make a book–entry delivery of Shares by causing the Book–Entry Transfer Facility to transfer such Shares into the Paying Agent’s account at the Book–Entry Transfer Facility in accordance with the Book–Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book–entry transfer at the Book–Entry Transfer Facility, either the Letter of Transmittal (or a manually signed and delivered via email thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Paying Agent at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book–Entry Transfer Facility does not constitute delivery to the Paying Agent.

The term “Agent’s Message” means a message, transmitted by the Book–Entry Transfer Facility to, and received by, the Paying Agent and forming a part of a Book–Entry Confirmation, that states that the Book–Entry Transfer Facility has received an express acknowledgment from the participant in the Book–Entry Transfer Facility tendering the Shares that are the subject of such Book–Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book–Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 of the Exchange Act (each, an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder’s Shares are not immediately available or the stockholder cannot deliver the Certificates and all other required documents to the Paying Agent prior to the Expiration Time; or such stockholder cannot complete the procedure for delivery by book–entry transfer on a timely basis, the Shares may nevertheless be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Purchaser, is received prior to the Expiration Time by the Paying Agent as provided below; and

•	the Certificates (or a Book–Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually executed email thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book–entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Paying Agent within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by email or mailed to the Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book–Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Paying Agent by a participant by means of the confirmation system of the Book–Entry Transfer Facility. Shares delivered by a Notice of Guaranteed Delivery do not need to be counted by Purchaser toward the satisfaction of the Minimum Tender Condition and therefore it is preferable for Shares to be tendered by the other methods described herein.

The method of delivery of Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book–Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Paying Agent (including, in the case of a book–entry transfer, receipt of a Book–Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its discretion. Purchaser reserves the absolute right to reject any and all tenders it determines are not in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser with respect to those Shares. None of Purchaser, the Paying Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Stockholders may challenge Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

Appointment. By executing the Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys–in–fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

Information Reporting and Backup Withholding. The purchase of the Shares is generally subject to information reporting. Information disclosed on an IRS Form W-8 by non-United States Holders may be disclosed to the local tax authorities of the non-United States Holder under an applicable tax treaty or a broad information exchange agreement. Under the “backup withholding” provisions of United States federal income tax law, the Paying Agent (or the payor) may be required to withhold and pay over to the United States Internal Revenue Service (“IRS”) a portion (currently, 28%) of the amount of any payments made by Purchaser to a stockholder pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to stockholders of the Offer Price of Shares purchased pursuant to the Offer, each United States Holder (as defined in Section 5—“Material United States Federal Income Tax Consequences”) must provide the Paying Agent with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W–9 included in the Letter of Transmittal, or otherwise establish a valid exemption from backup withholding to the satisfaction of the Paying Agent. If a United States Holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States Holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W–9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Each tendering non–United States Holder (e.g., a non–resident alien or foreign entity) must submit an appropriate properly completed executed original IRS Form W–8 (a copy of which may be obtained from the Paying Agent or www.irs.gov) (and associated documentation, if applicable) certifying, under penalties of perjury, to such non–United States Holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after the date that is 60 days from the date of this Offer to Purchase pursuant to Section 14(d)(5) of the Exchange Act, unless previously accepted for payment pursuant to the Offer as provided herein.

For a withdrawal to be effective, a written or email transmission notice of withdrawal must be received by the Paying Agent at one of its addresses listed on the back cover page of this Offer to Purchase prior to the Expiration Time. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Paying Agent, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Paying Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book–entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book–Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason then, without prejudice to Purchaser’s rights under the Offer, the Paying Agent may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 before the Expiration Time or pursuant to Section 14(d)(5) of the Exchange Act, unless previously accepted for payment pursuant to the Offer as provided herein.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re–tendered at any time prior to the Expiration Time or during a Subsequent Offering Period (if any) by following one of the procedures described in Section 3— “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its discretion, whose determination will be final and binding. None of Purchaser, the Paying Agent, the Information Agent, the Dealer Manager or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material United States Federal Income Tax Consequences.

The following is a summary of the material United States federal income tax consequences to certain beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax–exempt organization;

•	a retirement plan or other tax–deferred account;

•	a partnership, an S corporation or other pass–through entity (or an investor in such an entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark–to–market treatment;

•	a regulated investment company;

•	a real estate investment trust;

•	a person who acquired Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation for services;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion, synthetic security, or other integrated transaction;

•	a United States expatriate, certain former citizens or long-term residents of the United States; or

•	any holder of Shares that entered into the Support Agreement as part of the transactions described in this Offer to Purchase.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non–income tax consequences, and tax consequences under state, local or non-United States tax laws or tax treaties.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long–term capital gain or loss if such United States Holder’s holding period for the Shares is more than one (1) year at the time of the exchange. Long–term capital gain recognized by certain non-corporate holders generally is subject to tax at a lower rate than short–term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W–9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W–9, which will be included with the Letter of Transmittal to be returned to the Paying Agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Paying Agent. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Non–United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non–United States Holder of Shares. The term “non–United States Holder” means a beneficial owner of Shares that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non–United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non–United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non–United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass–through entities that are subject to special treatment under the Code; and

•	non–United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares

Subject to the discussion on “—Backup Withholding Tax” below, payments made to a non–United States Holder with respect to Shares exchanged for cash pursuant to the Offer or pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non–United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States–source losses from sales or exchanges of other capital assets recognized by the holder during the taxable year.

Backup Withholding Tax

A non–United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless, generally, the non–United States Holder certifies under penalties of perjury on an applicable IRS Form W–8 that such non–United States Holder is not a United States person, or such non–United States Holder otherwise establishes an exemption in a manner satisfactory to the Paying Agent. Each non-United States Holder should complete, sign and provide to the Paying Agent an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Paying Agent.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non–United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer or exchanging their Shares for cash in the Merger under any federal, state, local, foreign or other tax laws.

6. Price Range of Shares.

The Shares are listed on the NYSE under the symbol “LDR”. The Shares have been listed on the NYSE since 2002. The following table sets forth for the indicated periods the high and low sales prices per Share as reported on the NYSE for each quarterly period since January 1, 2015.

	High	Low
Year Ended 2015:
First Quarter	$36.25	$32.02
Second Quarter	$38.78	$27.87
Third Quarter	$37.38	$29.36
Fourth Quarter	$42.90	$34.31
Year Ended 2016:
First Quarter	$41.69	$28.35
Second Quarter	$33.39	$26.99
Third Quarter	$41.25	$31.65
Fourth Quarter	$49.74	$37.89
Year Ending 2017:
First Quarter	$53.45	$51.00
Second Quarter	$55.80	$45.75
Third Quarter	$55.00	$46.50
Fourth Quarter (through September 19, 2017)	$68.50	$52.05

On September 5, 2017, the last trading day before Parent and the Company announced that they had entered into the Merger Agreement, the last sale price of Shares reported on the NYSE was $61.35 per Share; therefore, the Offer Price of $67.25 per Share represents a premium of approximately 9.6% over such price. On September 19, 2017, the last trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on the NYSE was $67.80 per Share.

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

7. Certain Information Concerning the Company.

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10–K for the fiscal year ended September 30, 2016, and is qualified in its entirety by reference to such report.

General. The Company is a Delaware corporation with principal executive offices located at 2 Science Road, Glenwood, Illinois 60425. The Company’s telephone number at its corporate headquarters is (708) 755-7000. The Company is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and the leading domestic provider of outsourced medical physics services. The Company is organized into three reportable business segments: Radiation Measurement, Medical Physics and Medical Products. The Medical Products business was divested in May 2016.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters are required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. The Company also maintains a website at http://www.landauer.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent and Purchaser.

General. Parent is a Delaware corporation with its principal executive offices located at 6920 Seaway Blvd, Everett, Washington 98203. The telephone number of Parent is (425) 446-5000. Parent is a diversified industrial growth company encompassing businesses that are recognized leaders in attractive markets. Its well-known brands hold leading positions in advanced instrumentations and solutions, transportation technology, sensing, automation and specialty, and franchise distribution markets. Its businesses design, develop, service, manufacture and market professional and engineered products, software and services for a variety of end markets, building upon leading brand names, innovative technology and significant market positions. Parent’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 40 countries across North America, Asia Pacific, Europe and Latin America.

Purchaser is a Delaware corporation with its principal offices located at 6920 Seaway Blvd, Everett, Washington 98203. The telephone number of Purchaser is (425) 446-5000. Purchaser is an indirect wholly-owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five (5) years for each director of Parent and Purchaser and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five (5) years of each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

Certain Relationships Between Parent, Purchaser and the Company. Except as described in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority–owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days.

Except as provided in the Merger Agreement and the Support Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, or their subsidiaries, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with the Company or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement and the Support Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finders’ fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of the Company’s assets during the past two (2) years.

None of the persons listed in Schedule I has, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d–3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549–0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1–800–SEC–0330. Parent filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549–0213 at prescribed rates.

9. Source and Amount of Funds.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and to consummate the Merger is approximately $668.0 million, including related transaction fees and expenses. Parent will have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will cause Purchaser to have sufficient funds available to consummate such transactions. Parent expects to obtain the necessary funds from a combination of existing cash balances and either proceeds from the issuance of commercial paper under its existing U.S. dollar-denominated commercial paper program (the “Parent CPP”) or proceeds from the issuance of other undetermined debt securities. Under the Parent CPP with Goldman, Sachs & Co. and Wells Fargo Securities, LLC as dealers and with Deutsche Bank Trust Company Americas as issuing and paying agent, Parent may issue unsecured, short-term senior promissory notes of up to an aggregate principal amount of $1.5 billion, as such maximum aggregate amount available under the Parent CCP is reduced by any outstanding borrowings under the Parent’s existing, senior unsecured revolving credit facility (“Revolving Facility”) and the principal amount of any unsecured, short-term senior promissory notes issued under the Parent’s Euro-denominated commercial paper program (the “Parent ECPP”), with maturities not exceeding 397 days from the date of issuance and with interest rate based on Parent’s credit rating and short-term interest rates at the time of issuance. Both the Parent CPP and the Parent ECPP are supported by the Revolving Facility. As of September 15, 2017, there was no principal amount of indebtedness outstanding under the Revolving Facility and $425.4 million and €150.5 million outstanding under the Parent CPP and Parent ECPP, respectively, with an additional $894.8 million (based on the currency exchange rate in effect on September 15, 2017) available for issuance under the Parent CCP.

Purchaser does not think its financial condition is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	Purchaser, through its indirect parent company, Parent, will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn in light of Parent’s financial capacity in relation to the amount of consideration payable; and

•	if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger and Purchaser, through its parent company, Parent, will have sufficient funds available to consummate the Merger in light of Parent’s financial capacity in relation to the amount of consideration payable.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Company’s Schedule 14D-9 being mailed to stockholders within one (1) business day of the mailing of this Offer to Purchase.

Background of the Offer

Parent continuously explores opportunities to expand its business platforms and product solutions. These include opportunities for acquisitions of other companies or their assets, and Parent is well-known by financial advisors as a potential acquirer.

On June 12, 2017, a representative of Lazard Frères & Co. LLC (“Lazard”), as a representative of the Company and in the context of a strategic alternatives evaluation that the Company was conducting with assistance from Lazard, initiated a discussion with Jonathan Schwarz, Vice President, Corporate Development of Parent, to assess the possible interest of Parent in a potential acquisition of the Company. Later that day, representatives of Lazard emailed Mr. Schwarz a draft confidentiality agreement and a general summary of the potential acquisition opportunity based on publicly available information.

Between June 14, 2017 and June 27, 2017, representatives of Parent and the Company negotiated the terms of the confidentiality agreement, which was executed on June 27, 2017 and included, among other things, a customary standstill provision.

On June 27, 2017, representatives of Parent, the Company and Lazard attended a dinner meeting to discuss a potential acquisition of the Company by Parent. There were no discussions regarding post-closing employment or compensation arrangements with members of the Company’s management team at this meeting or at any other meeting prior to signing of the Merger Agreement.

On June 28, 2017, representatives of Parent attended a presentation made by members of the Company’s management team at Lazard’s offices, at which the Company provided Parent with certain financial and other information regarding the Company. Following that meeting Lazard invited Parent to submit an indicative indication of interest by July 10, 2017 and emailed Parent an information memorandum, the Original Management Projections (as such term is defined in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 mailed herewith) and an indicative offer checklist which outlined the information Parent should include with its indicative indication of interest.

Between June 28, 2017 and July 11, 2017, Parent conducted initial due diligence regarding the Company.

The board of directors of Parent, including its finance committee, was periodically updated on the status of the proposed transaction with the Company.

On July 6, 2017, Parent engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) as its financial advisor to assist it in exploring a potential acquisition of the Company.

On July 5, 2017, representatives of Parent notified representatives of Lazard that Parent might not be ready to submit an indicative offer on July 10, 2017. On July 8, 2017, representatives of Lazard indicated that Parent should submit its indicative offer by the morning of July 12, 2017 in order for Parent’s indicative offer to be included in the materials distributed to the Board of Directors in advance of its meeting scheduled later that week.

On July 11, 2017, a representative of Lazard spoke with a representative of Parent regarding the strategic alternatives process the Company was conducting, including that Lazard believed a premium to the Company’s current price per share was expected. During that discussion the representative of Lazard also informed the representative of Parent that following the submission of initial indications of interest from the participating bidders, the Company would identify the bidders selected for the next round of the process and would be granting access to more detailed due diligence information in advance of requesting final offers. During this conversation, Lazard did not provide specific information regarding the timing of the next round of the process, but did indicate the expectation that final bids, which would include a mark-up of a draft definitive acquisition agreement to be provided to bidders, would be due in approximately four weeks.

On July 11, 2017, Parent submitted a preliminary, non-binding indication of interest to acquire all of the Shares of the Company for $59.00 to $62.00 per Share in cash on a fully-diluted basis, subject to further due diligence, the negotiation of a definitive acquisition agreement and approval by Parent’s board of directors.

On July 12, 2017, representatives of Lazard and Credit Suisse spoke regarding the non-binding indication of interest Parent submitted. Lazard indicated that the Board of Directors would meet on July 14, 2017 to discuss the bid. Lazard indicated that the Company was disappointed in the value range, particularly with the low end of the range, and desired a higher premium.

On July 16, 2017, a representative of Lazard reached out to a representative of Parent to convey that a price of $59.00 to $62.00 per Share in cash on a fully-diluted basis was not sufficient for Parent to qualify to participate in the next round of the strategic alternatives process and asked Parent to submit a revised non-binding indicative offer by July 19, 2017.

On July 19, 2017, Parent submitted a revised letter to Lazard with a non-binding indication of interest at a price of $61.00 to $65.00 per Share in cash on a fully-diluted basis.

On July 21, 2017, a representative of Lazard reached out to a representative of Parent and indicated that in order for Parent to be permitted to participate in the second round of the strategic alternatives process (including access to a confidential online data room to conduct additional due diligence and the opportunity to review a draft merger agreement), Parent needed to indicate its willingness to acquire the Company for a per Share price of $65.00 or higher and Parent confirmed that a per share price of $65.00 was achievable if the due diligence supported such price. Following the call, Lazard informed Parent that an online data room containing detailed due diligence information would be opened in a few days and provided a process letter, which included additional information regarding the due diligence process, and noted that final offers were due on August 14, 2017 and should be accompanied by a markup of the Merger Agreement, a draft of which would be provided in the data room.

On July 23, 2017, Parent engaged Kirkland and Ellis LLP (“K&E”) as its legal counsel in connection with the potential acquisition of the Company.

On July 24, 2017, the Company provided Parent and its advisors with access to a virtual data room, which included a draft of the Merger Agreement. Between July 24, 2017 and September 6, 2017, Parent and its representatives conducted due diligence, including a review of documents provided in the virtual data room, submission of additional document and information requests, and due diligence calls and meetings with representatives of the Company.

On August 9, 2017, representatives of Parent attended an in person operations-oriented visit to the Company’s Glenwood headquarters.

Between August 10, 2017 and August 21, 2017, representatives from Parent, Credit Suisse, the Company and Lazard had a series of conversations regarding the potential acquisition and Parent’s due diligence process.

On August 14, 2017, representatives of Parent communicated to representatives of Lazard that Parent had not completed its due diligence review of the Company, and that as a result it would not be in a position to submit its second round offer for several days. Over the next several days the Company continued to provide additional due diligence information to Parent.

On August 22, 2017, Parent submitted a non-binding indication of interest to acquire all of the Shares of the Company for $61.50 per Share in cash on a fully-diluted basis and K&E, on behalf of Parent, submitted a markup of the draft Merger Agreement provided in the virtual data room to Sidley Austin LLP (“Sidley”), the Company’s legal counsel. The markup of the Merger Agreement included, among other things, a requirement that Gilead Capital LP and each of the Company’s executive officers and board members execute a tender and support agreement concurrently with the execution of the Merger Agreement.

On August 25, 2017, the Company’s President and Chief Executive Officer contacted the President and Chief Executive Officer of Parent, and indicated the Board of Directors had rejected the offer of $61.50, noting that it had previously been made clear to Parent prior to the commencement of the second round of the strategic alternatives process that any valuation less than $65.00 per share on a fully-diluted basis would result in the cessation of further discussions with Parent. Parent’s President and Chief Executive Officer asked for a period to reflect on the response from the Company and each of Parent’s and the Company’s President and Chief Executive Officer shared their views on valuation.

On August 29, 2017, Parent submitted a revised indication of interest to acquire the Company for a price of $65.50 per Share in cash on a fully-diluted basis.

On August 30, 2017, Parent’s President and Chief Executive Officer spoke with the Company’s President and Chief Executive Officer, who made a counter-proposal of $68.00 per share in cash on a fully-diluted basis. Parent’s President and Chief Executive Officer indicated that he would need to discuss the Company’s counter-proposal with members of Parent’s board of directors. That same day, Sidley, on behalf of the Company, provided a revised draft of the Merger Agreement to K&E that included a termination fee of 3.5% but did not provide for the execution of any tender and support agreements.

On August 31, 2017, representatives of Sidley, on behalf of the Company, provided to K&E a draft of the Company disclosure letter to be delivered in connection with the Merger Agreement.

Between August 31, 2017 and September 3, 2017, Parent and its representatives continued their completion of due diligence and Sidley and K&E negotiated the terms of the Merger Agreement and accompanying Company disclosure letter.

On September 1, 2017, representatives of K&E provided Gilead Capital LP with a draft tender and support agreement (the “Tender and Support Agreement”), and indicated that Parent would not seek tender and support agreements from the Company’s directors or officers.

On September 3, 2017, Parent’s President and Chief Executive Officer and the Company’s President and Chief Executive Officer engaged in a teleconference during which Parent’s President and Chief Executive Officer communicated a counter-proposal of $67.00 per Share in cash on a fully-diluted basis to the Company’s President and Chief Executive Officer. Following further discussion between the two individuals, each of Parent’s and the Company’s President and Chief Executive Officer agreed to propose a price of $67.25 per share in cash on a fully-diluted basis to their respective boards of directors.

Between September 3, 2017 and September 6, 2017, Parent completed its due diligence and Sidley and K&E finalized the Merger Agreement, ancillary agreements and the Company disclosure letter. During this time period K&E and counsel to Gilead Capital LP finalized the Tender and Support Agreement and representatives of Parent and the Company coordinated regarding their communications strategy in the event that the parties executed the Merger Agreement and ancillary agreements.

At approximately 5:00 a.m. (New York time) on September 6, 2017, Parent, the Company and Purchaser executed and delivered the definitive Merger Agreement and Parent and Gilead Capital LP concurrently executed the Tender and Support Agreement.

Prior to the market open on September 6, 2017, each of Parent and the Company issued separate press releases announcing the transaction. A copy of Parent’s press release is attached as an exhibit to the Schedule TO and is incorporated herein by reference.

For more information on the Merger Agreement and the other agreements between Parent, Purchaser and the Company, see Section 8—“Certain Information Concerning Parent and Purchaser,” Section 9—“Sources and Amount of Funds,” and Section 11—“The Merger Agreement.”

11. The Merger Agreement.

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 99(d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 —“Certain Information Concerning the Company.” Capitalized terms used but not defined herein will have the respective meanings given to them in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as reasonably practicable, but in any event within 10 Business Days after September 6, 2017. The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares tendered in the Offer is subject to the conditions described in Section 15—“Certain Conditions of the Offer” (the “Offer Conditions”). Subject to the satisfaction of the Minimum Tender Condition (as defined in Section 15—“Certain Conditions of the Offer”) and the other conditions that are described in Section 15—“Certain Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, immediately following any then-scheduled expiration of the Offer (if each Offer Condition shall have been satisfied or, if permitted by the Merger Agreement, waived at such time) irrevocably accept for payment all Shares that Purchaser becomes obligated to purchase pursuant to the Offer and following such acceptance, no later than as soon as practicable on the Business Day that immediately follows the date on which the Offer expired, pay for all such Shares (subject to any applicable withholding taxes pursuant to the Merger Agreement).

Pursuant to the Merger Agreement, Purchaser expressly reserved the right to waive any Offer Conditions or modify the terms of the Offer, except that the Company’s prior written approval is required for Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	amend, modify or waive the Minimum Tender Condition;

•	add to the Offer Conditions or amend, modify or supplement any Offer Conditions in any manner adverse to any holder of Shares;

•	terminate, extend or otherwise amend or modify the expiration date of the Offer (or take any other action that would have the effect of extending the expiration date of the Offer), other than in accordance with the Merger Agreement;

•	change the form of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

The Offer is initially scheduled to expire at 11:59 p.m., New York City time, on October 18, 2017, but may be extended and re-extended as described below. The Merger Agreement provides that, subject to the parties’ rights to terminate the Merger Agreement and Purchaser’s right to waive any Offer Condition (other than the Minimum Tender Condition), Purchaser shall, and Parent shall cause Purchaser to, (i) extend the Offer on one or more occasions, in consecutive increments of up to 5 Business Days (or such longer period as the parties to the Merger Agreement may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Purchaser shall not be required to, and without the Company’s prior written consent shall not, extend the Offer beyond the Outside Date or the date of a valid termination of the Merger Agreement in accordance with its terms.

The Merger Agreement provides that if the Merger Agreement is terminated in accordance with its terms, then Purchaser shall promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated in accordance with its terms, Purchaser will promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

Payments In Connection with Offer Closing and Merger Closing. Prior to the date Purchaser irrevocably accepts for payment all Shares tendered pursuant to the Offer (the “Acceptance Time”), Parent shall deposit with the Paying Agent, in immediately available funds, a cash amount equal to the aggregate amount payable in respect of Shares in the Offer and the Merger (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund shall be insufficient to make the payments contemplated by the Merger Agreement, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with the Merger Agreement.

The Merger. The Merger Agreement provides that, immediately following the Acceptance Time, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into the Company, and the separate existence of Purchaser will cease;

•	the Company will continue as the Surviving Corporation after the Merger; and

•

the Surviving Corporation will succeed to and assume all the rights and obligations of Purchaser and the Company in accordance with Section 259 of the DGCL and (i) the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated to read in its entirety as set forth in Exhibit B of the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation, (ii) the bylaws of the Company will, by virtue of the

Merger, be amended and restated in their entirety to read as the bylaws of Purchaser, as in effect immediately prior to the Effective Time, and as so amended and restated will be the bylaws of the Surviving Corporation, except that references to the name of Purchaser shall be replaced by references to the name of the Surviving Corporation, (iii) the directors of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are directors of Purchaser immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and (iv) the officers of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

The respective obligation of each party to complete the Merger is subject to the satisfaction or mutual waiver in writing if permissible under applicable law, at or prior to the Effective Time, of each of the following conditions:

•	no national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government (each, a “Governmental Entity”) of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, guidance, stipulation, award, injunction or decree (each, a “Law”) that is in effect and renders the consummation of the Merger illegal or prohibits, enjoins or otherwise prevents the Merger; and

•	Purchaser shall have irrevocably accepted for payment all Shares that Purchaser became obligated to Purchase pursuant to the Offer.

Effect on the Merger on Capital Stock. Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of Shares or any capital stock of Purchaser:

•	each Share issued and outstanding immediately prior to the Effective Time, other than Shares that are held in the treasury of the Company and all Shares owned of record by Parent, Purchaser or any of their respective wholly-owned Subsidiaries, and other than Shares held by any stockholder of the Company who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares, will automatically be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), and all of such Shares will cease to be outstanding, will be cancelled and will cease to exist, and each certificate representing a Share or non-certificated Share represented by book-entry that formerly represented any of the Shares (other than Shares that are held in the treasury of the Company and all Shares owned of record by Parent, Purchaser or any of their respective wholly-owned Subsidiaries, and other Shares held by any stockholder of the Company who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to any applicable withholding taxes;

•	all Shares that are held in the treasury of the Company and all Shares owned of record by Parent, Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto; and

•	each issued and outstanding share of capital stock of Purchaser shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Treatment of Restricted Stock, Performance-Based Restricted Stock and Equity Plans. Pursuant to the Merger Agreement, prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of Shares subject to forfeiture restrictions or other restrictions (such stock that is not Performance-Based Restricted Stock, “Restricted Stock”) granted pursuant to the Company’s Incentive Compensation Plan, the Company’s Incentive Compensation Plan, as amended and restated on November 12, 2014 or the Company’s 2016 Incentive Compensation Plan (collectively, the “Company Stock Plans”) a Company Stock Plan will vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares will lapse.

Pursuant to the Merger Agreement, prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of Shares subject to forfeiture restrictions or other restrictions that are performance-based (“Performance-Based Restricted Stock”) and granted pursuant to a Company Stock Plan will be vested assuming all applicable performance measures are satisfied at target levels and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares will lapse and any Shares not vested pursuant to the foregoing will be cancelled and forfeited. Notwithstanding the foregoing, with respect to any Performance-Based Restricted Stock for which the applicable performance cycle has ended prior to the Effective Time but with respect to which a determination with respect to the actual achievement of performance measures has not been made as of the Effective Time, no later than immediately prior to the closing of the Transactions, the compensation committee of the Board of Directors will make a determination of the actual achievement of performance measures applicable to such Performance-Based Restricted Stock in good faith using all applicable data which is reasonably available to the compensation committee of the Board of Directors at such time and, in each case, in accordance with past practice, will determine the degree to which such Performance-Based Restricted Stock will vest and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares will lapse and any Shares not vested pursuant to the foregoing shall be cancelled and forfeited; provided, however, that in no event shall any such Performance-Based Restricted Stock vest at greater than target levels.

Pursuant to the Merger Agreement, as of the Effective Time, all Company Stock Plans shall terminate, and no further Restricted Stock, Performance-Based Restricted Stock or other rights with respect to Shares shall be granted thereunder.

Adjustments to Prevent Dilution. The Merger Agreement provides that if, between September 6, 2017 and the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Offer Price and the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

Merger Without a Vote. The Merger Agreement provides that the Merger shall be effected pursuant to Section 251(h) of the DGCL without a vote of the stockholders of the Company, and the closing of the Merger will take place on the first Business Day following the date of and as soon as practicable following the Acceptance Time.

Assuming the Minimum Tender Condition has been satisfied and that the conditions of Section 251(h) of the DGCL have otherwise been satisfied, no vote of stockholders of the Company shall be required to adopt the Merger Agreement or approve the transactions contemplated thereby, including the Merger. Upon the terms and subject to the conditions of the Merger Agreement, the Board of Directors shall recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Recommendation”) (provided that there has not been a Change of Company Recommendation (defined below) in accordance with the Merger Agreement).

Representations and Warranties. The Merger Agreement has been filed solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants which were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that are different from what may be viewed as material by holders of Shares. Additionally, information concerning the subject matter of the representations and warranties may change after September 6, 2017. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to the Company and its subsidiaries, such as organization, standing, qualification, power and authority;

•	its and its subsidiaries’ capital structure and equity interests in other persons;

•	authority relating to the Merger Agreement and the transactions contemplated thereby and required approvals and consents;

•	enforceability of the Merger Agreement;

•	governmental filings and certain other governmental and other third-party consents and approvals, and no violations of organizational or governance documents;

•	its permits and licenses;

•	its compliance with laws;

•	its SEC filings and financial statements;

•	its compliance with the Sarbanes-Oxley Act of 2002, as amended, the Securities Act, the Exchange Act, and the rules and regulations of the NYSE;

•	the (i) accuracy and completeness of the information supplied by or on behalf of the Company or any of its subsidiaries expressly for inclusion or incorporation by reference in the Schedule TO, the documents attached as exhibits thereto, together with any amendments or supplements thereto, and the Schedule 14D-9 (collectively, the “SEC Transaction Documents”) and (ii) the compliance of the Schedule 14D-9 with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law;

•	its disclosure controls and procedures;

•	the absence of certain changes since September 30, 2016;

•	the absence of a Company Material Adverse Effect (defined below) since September 30, 2016;

•	the absence of undisclosed liabilities;

•	litigation matters;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor matters;

•	taxes;

•	real property;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	insurance;

•	opinion of Lazard Frères & Co. LLC, its financial adviser;

•	the inapplicability of state takeover statutes;

•	brokers and finders fees;

•	the lack of requirement for a shareholder vote to approve the Transactions; and

•	Joint Ventures (as defined below).

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect (each an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or continuing results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”:

(i)	the entry into or the announcement or pendency of the Merger Agreement or the transactions contemplated thereby or the consummation of the transactions contemplated thereby, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective affiliates and (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and its subsidiaries following the Effective Time;

(ii)	any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) in geographies where the Company or any of its subsidiaries operates generally or any Effect affecting any business or industries in which the Company or any of its subsidiaries operates;

(iii)	the suspension of trading in securities generally on the NYSE;

(iv)	any change in any applicable Law or the interpretation thereof;

(v)	any change in generally accepted accounting principles as applied in the United States or accounting standards or the interpretation thereof;

(vi)	any action taken by the Company or any of its subsidiaries that is required by the Merger Agreement or with Parent’s written consent or at Parent’s written request;

(vii)	the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism;

(viii)	any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of the Merger Agreement or any of the transactions contemplated thereby;

(ix)	the existence, occurrence or continuation of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or

(x)	any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries or any failure of the Company to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after September 6, 2017 (it being understood that the exceptions in this clause (x) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (ix)) from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that the exceptions in clauses (ii), (iv), (v), (vii) and (ix) shall not apply to the extent that such Effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other companies operating in the same industries in which the Company and its subsidiaries operate.

None of the representations and warranties made by the Company contained in the Merger Agreement survive the consummation of the Merger.

In the Merger Agreement, each of Parent and Purchaser have made customary representations and warranties to the Company with respect to:

•	corporate matters, such as organization, standing, qualification, power and authority;

•	authority relating to the Merger Agreement and the transactions contemplated thereby and required approvals;

•	enforceability of the Merger Agreement;

•	governmental filings and certain other governmental and other third-party consents and approvals, and no violations of organizational or governance documents;

•	the accuracy of information furnished to the Company for inclusion in the SEC Transaction Documents and the compliance of the Schedule TO with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law;

•	litigation;

•	capitalization and operations of Purchaser;

•	no “interested stockholder” status under the DGCL for any of Parent or Purchaser during the last three years;

•	sufficiency of funds available to Parent to consummate the Transactions;

•	brokers and finders fees;

•	absence of certain arrangements with the Company’s directors, officers and employees; and

•	investment intention.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality.” None of the representations or warranties made by Parent and Purchaser contained in the Merger Agreement survive the consummation of the Merger.

Interim Operations. Except as set forth in the Company’s confidential disclosure letter delivered pursuant to the Merger Agreement, as contemplated or as required by any other provision of the Merger Agreement or as required by applicable Law or the rules or regulations of the NYSE, unless Parent has otherwise agreed in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company has agreed that, from September 6, 2017 until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, the Company will, and will cause each of its subsidiaries to, (i) use reasonable best efforts to conduct its operations in all material respects in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its present business organization and preserve its current relationships with customers, suppliers, distributors, lessors, landlords, licensors, licensees, creditors, contractors, Governmental Entities and any other person with which the Company or any of its subsidiaries has a business relationship. In addition, the Company has agreed to take certain actions with respect to any Related Party Financing (as defined in the Merger Agreement) that may be in existence.

Without limiting the foregoing, except as set forth in the Company’s confidential disclosure letter delivered pursuant to the Merger Agreement, as required by any other provision of the Merger Agreement or as required by applicable Law or the rules or regulations of the NYSE, the Company shall not, and shall cause each of its subsidiaries not to, between September 6, 2017 and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

•	amend its certificate of incorporation, bylaws or the equivalent organizational or governing documents of its subsidiaries;

•	grant, issue or authorize the issuance of any equity securities in the Company or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities;

•	sell or otherwise dispose of any properties or assets having a net book value in excess $250,000 in the aggregate, except (i) sales or dispositions made in connection with any transaction between or among the Company and any of its wholly-owned subsidiaries or between or among the wholly-owned subsidiaries of the Company, or (ii) sales or dispositions of inventory or products made in the ordinary course of business;

•	declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any of its subsidiaries, whether payable in cash, stock, property or a combination thereof, other than quarterly dividends to holders of Shares in a per Share amount no greater than the Company’s most recently declared quarterly dividend, with record and payment dates in accordance with the Company’s customary dividend schedule;

•	other than (i) in the case of wholly-owned subsidiaries of the Company or (ii) in connection with tax withholdings on the vesting or payment of Restricted Stock or Performance-Based Restricted Stock, in each case, outstanding on September 6, 2017 in accordance with their terms on such date, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

•	merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more subsidiaries of the Company with or into one or more other subsidiaries of the Company;

•	make or offer to make any acquisition of assets or a business (including by merger, consolidation or acquisition of stock or assets) other than (i) purchases of inventory or services in the ordinary course of business, (ii) purchases of assets consistent with the Company’s fourth quarter fiscal budget for 2017 or 2018 annual fiscal year budget previously made available to Parent or (iii) purchases of equipment substantially consistent with past practice and having a net book value that does not exceed $50,000 in the aggregate;

•

incur any indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned subsidiary of the Company) for borrowed money, except (i) indebtedness among the Company and wholly-owned subsidiaries of the Company or among wholly-owned subsidiaries of the Company, (ii) indebtedness under any credit facility of the

Company in existence as of September 6, 2017, provided that after giving effect to such drawing the aggregate amount of indebtedness under all credit facilities of the Company and its subsidiaries would not exceed the amount of indebtedness under such credit facilities as of September 6, 2017 by more than $5,000,000, (iii) for any guarantee by the Company of indebtedness of any of its wholly-owned subsidiaries or guarantee by subsidiaries of the Company of indebtedness of the Company or any of the other wholly-owned subsidiaries of the Company and (iv) with respect to any indebtedness not in accordance with the foregoing clauses (i) through (iii), for any indebtedness not to exceed $5,000,000 in the aggregate principal amount outstanding at any one time;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiary of the Company) other than (i) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate, (ii) advances for expenses incurred in the ordinary course of business consistent with past practice and (iii) in connection with certain transactions permitted pursuant to the Merger Agreement;

•	except to the extent required by Law, the terms of any Company benefit plan outstanding on September 6, 2017 in accordance with their terms on such date and any payments to eligible employees pursuant to a success bonus plan, not to exceed $3,000,000 in the aggregate: (i) grant any new or increase (or commit to increase) the existing compensation or benefits payable or to become payable to its current or former directors, officers, individual service providers or employees of the Company or any of its subsidiaries, other than new or increased compensation or benefits payable to service providers or employees of the Company or any of its subsidiaries entered into in the ordinary course of business consistent with past practice which do not exceed $50,000 in the aggregate; (ii) grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance, change in control, retention, individual consulting or similar agreement with any employee, officer, director or other individual service provider of the Company or any of its subsidiaries (other than offer letters that provide for at-will employment without any severance or change in control benefits for newly hired employees who are hired in accordance with the following subsection (iii)); (iii) hire or offer to hire any employee with an annual base salary in excess of $100,000 or terminate any employee with an annual base salary in excess of $100,000 (other than for “cause”); (iv) establish, adopt, enter into, terminate, modify or amend any collective bargaining agreement, Company benefit plan, or any bonus (including any annual incentive bonus for the 2018 plan year), profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other material employee benefit or compensation plan, policy, agreement, contract, program, scheme or agreement that would be a Company benefit plan if so adopted; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan;

•	make any material change in accounting policies or procedures, other than as required by generally accepted accounting principles as applied in the United States or applicable Law;

•	make any capital expenditures (other than satisfaction of accounts payable set forth in the Company’s financial statements) that are not in accordance with the Company’s 2017 and 2018 annual fiscal year budgets previously made available to Parent; provided, however, that notwithstanding the foregoing, the Company and its subsidiaries shall be permitted to make emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course;

•	except with respect to shareholder litigations related to the Transactions, settle or compromise any proceeding or series of proceedings by or before a Governmental Entity other than settlements or compromises of such proceedings that (i) do not, individually or in the aggregate, involve the payment of more than $1,000,000; and (ii) do not involve any relief other than money damages;

•

(i) make any material change to a method of tax accounting, (ii) make, revoke or change any material tax election, (iii) surrender any claim for a refund of a material amount of taxes, (iv) enter into any closing agreement with respect to any material amount of taxes, (v) amend any material tax return or (vi) settle or compromise any proceeding with respect to a material amount of taxes;

•	(i) enter into any material contract of the Company (as specified in the Merger Agreement), other than certain material contracts that are entered into or renewed in the ordinary course of business or (ii) terminate or materially amend any material contract (other than expirations of material contracts occurring in accordance with their terms);

•	(i) except as required by any contract governing a joint venture in which the Company or any of its subsidiaries holds any equity interests (other than passive holdings representing less that 1% of the outstanding voting securities of publicly traded entities and that are held for investment purposes) (a “Joint Venture”) (x) transfer or sell its equity interests in any Joint Venture, or (y) acquire additional equity interests in any Joint Venture, (ii) take any actions within its control to liquidate, dissolve or wind down any Joint Venture or (iii) to the extent within the Company’s or any of its subsidiaries’ control, allow a Joint Venture to take any extraordinary action or operate or conduct its business outside of the ordinary course of business; or

•	authorize, commit or enter into any contract to do any of the things described in the preceding bullet points.

Access to Information. From September 6, 2017 to the Effective Time, the Company shall, and shall cause each of its subsidiaries to: (a) provide to Parent and Purchaser and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any of its subsidiaries, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and of its subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any of its subsidiaries to any third person or otherwise breach, contravene or violate any then effective contract to which the Company or any of its subsidiaries is party (provided that the Company shall use its reasonable best efforts to (A) allow for such access or disclosure in a manner that does not result in such a breach, contravention or violation and (B) if requested by Parent, seek the waiver of such persons to allow for such access or disclosure) or otherwise result in the Company taking any action inconsistent with the Merger Agreement; or (iii) breach, contravene or violate any applicable Law (including the HSR Act or any other antitrust Law). Notwithstanding anything to the contrary contained in the foregoing description, from September 6, 2017 to the Effective Time, none of Parent, Purchaser or any of their respective affiliates will conduct, without the prior written consent of the Company, at any real property owned or leased by the Company, any “Phase II” or similar environmental investigation, including any sampling or other intrusive investigation of air, surface water, groundwater, soil or any other environmental media at or in connection with any of such real property.

Directors’ and Officers’ Indemnification and Insurance. Parent will, and will cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of its subsidiaries, each fiduciary under benefit plans of the Company or any of its subsidiaries and each such person who performed services at the request of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) against (i) all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any of its subsidiaries and (ii) all liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the

Effective Time and including any expenses incurred in enforcing such person’s rights under the Merger Agreement. In the event of any such liability, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties.

The Merger Agreement also provides for certain insurance policies to be maintained. Specifically, the Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase or continue to maintain in effect (as applicable) for a period of at least six years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) such insurance policy in place as of September 6, 2017 with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of such date. Notwithstanding the foregoing, the premium paid by Parent or the Surviving Corporation for any such “tail” policy, or the annual premium in the event a “tail” policy is not obtained, shall not exceed 300% of the current premium for the Company’s current directors’ and officers’ liability insurance policy (it being understood that if the premium of such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount).

In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the foregoing obligations described in this section.

For not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the certificate of incorporation and bylaws (or other similar documents) of each of the Company’s subsidiaries will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company’s certificate of incorporation, the Company’s bylaws or the equivalent organizational documents of any of the Company’s subsidiaries.

The persons covered by the provisions of this section, as well as their heirs, executors, administrators and representatives are intended third-party beneficiaries with respect to such provisions.

Appropriate Actions; Consents; Filings. Each of Parent and the Company has agreed to use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in the Merger Agreement to be satisfied, and Parent shall (and shall cause Purchaser to) and the Company shall use reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, permits, waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary in connection with the consummation of the Transactions, (ii) as promptly as practicable, and in any event within ten business days after September 6, 2017, make and not withdraw (without the Company’s consent, such consent not to be unreasonably withheld, conditioned or delayed), all registrations and filings with any Governmental Entity or other persons necessary in connection with the consummation of the Transactions, including the filings required of the parties to the Merger Agreement or their “ultimate parent entities” under the HSR Act or any other applicable United States or foreign competition antitrust, merger control or investment Laws, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting the Merger Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging the Merger Agreement or the other Transactions, and (vi) execute and deliver any additional instruments necessary to consummate the Transactions.

Without limiting the generality of anything contained in the paragraph above, each party to the Merger Agreement has agreed to: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. Each party has also agreed to consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal proceeding, each party agrees to permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal proceeding; provided, however, that Parent shall have final approval over matters pertaining to any such request, inquiry, investigation, or legal proceeding relating to competition or antitrust Laws.

Public Announcement. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

Employee Matters. Parent agreed that, from and after the Effective Time and for a period ending on the date that is six months after the Effective Time, or, if earlier, upon the termination of employment of the relevant employee, it shall provide or shall cause its subsidiaries (including the Surviving Corporation) to provide base salary, wages, benefit programs (other than defined benefit pension, nonqualified or deferred compensation, equity or equity-based or retiree welfare benefits) and commission opportunities to all employees of the Company or any of its subsidiaries immediately prior to the Effective Time who continue their employment with the Company or any of its subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”) that are, in the aggregate for all such employees, substantially comparable to the base salary, wages, benefit programs (other than defined benefit pension, nonqualified or deferred compensation, equity or equity-based or retiree welfare benefits) and commission opportunities provided to similarly situated employees of Parent and Purchaser; provided, however, that with respect to any Continuing Employee whose employment is terminated prior to the date that is six months after the Effective Time, Parent shall provide or cause its subsidiaries, including the Surviving Corporation, to provide severance benefits to such Continuing Employee that are no less favorable than the severance benefits provided under any severance plan, policy or agreement in effect for the benefit of such Continuing Employee immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or shall cause its subsidiaries, including the Surviving Corporation, to, assume, honor and continue the Landauer Executive Special Severance Plan in accordance with its terms as in effect immediately prior to the Effective Time.

With respect to the amounts payable under the Company’s annual cash incentive program for the year ending September 30, 2017 (collectively, the “2017 Bonuses”), if the date on which the consummation of the Transactions occurs is prior to the determination of actual satisfaction of the applicable performance measures in accordance with past practice, no later than immediately prior to the closing of the Transactions, the compensation committee of the Board of Directors shall make a determination of the actual achievement of performance measures under such program in good faith using all applicable data which is reasonably available to the compensation committee of the Board of Directors at such time and shall determine the amount of each 2017 Bonus; provided, however, that the aggregate amount of all 2017 Bonuses shall not exceed the amount set forth in the Company’s confidential disclosure letter delivered pursuant to the Merger Agreement. If the date on which the consummation of the Transactions occurs is on or after October 1, 2017, Parent shall cause the Surviving Corporation to pay each employee of the Company and its subsidiaries who, as determined by Parent, is eligible to participate in the Company’s annual cash incentive program for the Company’s fiscal year commencing October 1, 2017 (the “2018 Bonus Plan Participants”), a bonus in respect of the period commencing on October 1, 2017 and ending on December 31, 2017, an amount equal to the product of (i) the 2018 Bonus Plan Participant’s 2017 target bonus, and (ii) a fraction, the numerator of which is 92 and the denominator of which is 365, subject to the applicable 2018 Bonus Plan Participant’s continued employment through December 31, 2017.

For purposes of vesting, eligibility to participate and with respect to any 401(k), paid time off, vacation, and severance plan only, benefit accruals (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or any of its affiliates or vesting under any equity incentive plan) under any employee benefit plans sponsored and maintained by Parent or any affiliate of Parent in which the Continuing Employees are eligible to participate after the date on which the consummation of the Transactions occurs (the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent and for the same purposes as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any corresponding Company benefit plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of compensation or benefits with respect to the same period of service.

Parent shall cause its subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any waiting periods under any Parent Plans providing welfare benefits maintained by Parent or any of its subsidiaries, including the Surviving Corporation, in which Continuing Employees (and their eligible dependents) will be eligible to participate that replace a comparable Company benefit plan in the plan year in which the Effective Time occurs or the immediately following plan year, except to the extent that such waiting periods would not have been satisfied or waived under the comparable Company benefit plan immediately prior to the Effective Time. Parent shall (or, with respect to any insured arrangement, shall use commercially reasonable efforts), or shall cause its subsidiaries, including the Surviving Corporation, to (or, with respect to any insured arrangement, to use commercially reasonable efforts to) waive, or cause to be waived, any pre-existing condition limitations, exclusions, and actively at work requirements under any Parent Plans providing welfare benefits maintained by Parent or any of its subsidiaries, including the Surviving Corporation, in which Continuing Employees (and their eligible dependents) will be eligible to participate that replace a comparable Company benefit plan in the plan year in which the Effective Time occurs or the immediately following plan year, except to the extent that such pre-existing condition limitations, exclusions, and actively-at-work requirements would not have been satisfied or waived under the comparable Company benefit plan immediately prior to the Effective Time. With respect to a Parent Plan providing health benefits that replaces a comparable Company benefit plan in the plan year in which the Effective Time occurs or the immediately following plan year, Parent shall (or, with respect to any insured arrangement, shall use commercially reasonable efforts), or shall cause its subsidiaries, including the Surviving Corporation, to (or, with respect to any insured arrangement, use commercially reasonable efforts to) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs (or the immediately following plan year if applicable ) for purposes of satisfying such year’s deductible and co-payment limitations and out-of-pocket maximums under the relevant Parent Plans providing health benefits in which such Continuing Employee (and dependents) will be eligible to participate in the calendar year in which a Continuing Employee becomes eligible to participate in such Parent Plan, except to the extent that such credit for co-payments, deductibles and similar expenses paid did not apply under the comparable Company benefit plan in effect at the time such expense was incurred.

If so directed by Parent in writing at least ten days prior to the initial scheduled expiration of the Offer, the Board of Directors will adopt (and will cause any other plan sponsor of the applicable Company benefit plan to adopt), at least five Business Days prior to the initial scheduled expiration of the Offer, resolutions terminating, effective as of the day immediately preceding the date on which the consummation of the Transactions occurs (and contingent upon such closing becoming effective), all Company benefit plans intended to qualify under section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under section 401(k) of the Internal Revenue Code (the “Company 401(k) Plans”). Upon a distribution of each applicable Continuing Employee’s account balances under the Company 401(k) Plans, Parent shall, or shall cause its subsidiaries, including the Surviving Corporation, to, permit such Continuing Employees to make rollover contributions of “eligible rollover distributions”, in the form of cash, but excluding the ability to rollover existing loans, from the Company 401(k) Plan to the Parent 401(k) plan, subject to certain additional obligations of Parent set forth in the Company’s confidential disclosure letter delivered pursuant to the Merger Agreement.

Solicitation; Change of Company Recommendation. From and after September 6, 2017, until the earlier of the Acceptance Time and the termination of the Merger Agreement, (i) the Company shall, and shall cause its subsidiaries and the respective directors and officers of the Company and each of its wholly-owned subsidiaries, and shall use reasonable best efforts to cause the other Company Representatives (the “Other Company Representatives”) to, immediately cease and terminate any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal (as defined below) or any inquiries, proposals or offers that would reasonably be expected to lead to a Competing Proposal and shall promptly request the return from, or the destruction by, all such persons of all non-public information previously furnished or made available to such persons by or on behalf of the Company in connection therewith (and, upon becoming aware of noncompliance with such a request that is inconsistent with the terms of an applicable confidentiality agreement with such third party, the Company shall use reasonable efforts to ensure that such requests are complied with) and (ii) the Company shall not, and shall cause its subsidiaries and the respective directors and officers of the Company and each of its wholly-owned subsidiaries, and shall use reasonable best efforts to cause the Other Company Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal, (B) furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with or in response to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal, (C) enter into, continue or participate in any discussions or negotiations with any third person relating to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal or (D) amend or grant any waiver or release under or fail to use reasonable efforts to enforce any standstill or similar agreement with respect to any equity interests of the Company or its subsidiaries entered into in respect of, in contemplation of or otherwise relating to a Competing Proposal, except to permit the making of a confidential Competing Proposal to the Board of Directors if the Board of Directors has determined in good faith, after consultation with outside legal counsel, that failing to waive or release such provision to permit the making of a confidential Competing Proposal to the Board of Directors would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

However, if at any time following September 6, 2017 and prior to the Acceptance Time, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a breach (other than breaches of the timing requirements in the preceding paragraph that are immaterial in nature and effect) of this section titled “—Solicitation; Change of Company Recommendation” by the Company, the Company’s subsidiaries, the respective directors and officers of the Company and each of its wholly-owned subsidiaries or the Other Company Representatives (as if, for purposes of this clause only, all such Other Company Representatives were bound directly by the restrictions set forth in this section titled “—Solicitation; Change of Company Recommendation”) and (ii) the Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and that failing to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, and will cause its subsidiaries and the Company Representatives not to, disclose any non-public information regarding the Company to such person without first entering into a confidentiality agreement that contains confidentiality terms no less favorable to the Company in the aggregate in the good faith judgment of the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) with such person; (y) will promptly (and in any event within 48 hours thereafter) notify Parent in writing of the receipt of any Competing Proposal, which such notification shall identify the person making, and the material terms and conditions of, any such Competing Proposal and shall keep Parent reasonably informed of (and in any event within 48 hours following) any material changes to such Competing Proposal, and shall promptly (and in any event within 48 hours after receipt) provide to Parent, an unredacted copy of such Competing Proposal if made in writing (or a written summary of the material terms of such Competing Proposal if not made in writing), any relevant proposed material transaction agreements and a copy of any financing commitments (including redacted fee letters) and (z) will as promptly as practicable (and in any event within 48 hours thereafter) provide to Parent any material information concerning the Company or its subsidiaries provided or made available to such other person (or its representatives) making a Competing Proposal that was not previously provided or made available to Parent. None of the foregoing shall prohibit the Company or the Company Representatives from contacting any person or group of persons that has made a Competing Proposal after September 6, 2017 that did not result from a breach of the preceding paragraph solely to request the clarification of the terms and conditions thereof so as to determine whether the Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and any such actions shall not be a breach of this section titled “—Solicitation; Change of Company Recommendation”.

Except as provided in the Merger Agreement, neither the Board of Directors nor any committee thereof shall (i) adopt, authorize, approve, endorse or recommend, or propose publicly to adopt, authorize, approve, endorse or recommend, or submit to the vote of any stockholders of the Company, any Competing Proposal, (ii) fail to make, withhold, qualify, modify or amend, or propose publicly to fail to make, withhold, qualify, modify or amend, in a manner adverse to Parent, the Company Recommendation, (iii) fail to include the Company Recommendation in the Schedule 14D-9, (any action set forth in the foregoing clauses (i) through (iii), a “Change of Company Recommendation”), (iv) if a tender offer or exchange offer for Shares that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act, (v) allow the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions or (vi) approve any person becoming an “interested stockholder” under Section 203 of the DGCL.

Notwithstanding the preceding paragraph but subject (as applicable) to the rest of this section titled “—Solicitation; Change of Company Recommendation”, at any time prior to the Acceptance Time, the Board of Directors may make a Change of Company Recommendation in response to a Competing Proposal or terminate the Merger Agreement pursuant to and in accordance with its terms in order to enter into a definitive written acquisition agreement with respect to a Superior Proposal if and only if: (i) (A) a Competing Proposal (that did not result from a breach of the first paragraph of this section titled “—Solicitation; Change of Company Recommendation” (other than breaches of the timing requirements thereof that are immaterial in nature and effect)) is made to the Company by a third person and such Competing Proposal is not withdrawn and (B) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that failing to effect a Change of

Company Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law, (ii) the Company provided Parent prior written notice of the Company’s intention to make a Change of Company Recommendation or terminate the Merger Agreement pursuant to and in accordance with its terms (a “Notice of Change of Recommendation”), which notice shall include the material terms and conditions of such Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not, in and of itself, constitute a Change of Company Recommendation), (iii) the Company has negotiated in good faith, and has directed any applicable Company Representatives to negotiate in good faith, with Parent with respect to any changes to the terms of the Merger Agreement proposed by Parent for at least 4 Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Change of Recommendation and an additional 2 Business Day period from the date of such notice), and (iv) taking into account any changes to the terms of the Merger Agreement proposed by Parent to the Company during such 4 Business Day period or 2 Business Day period, as applicable, the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Competing Proposal would continue to constitute a Superior Proposal if such changes proposed by Parent were to be given effect and (B) failing to effect a Change of Company Recommendation would continue to reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

Notwithstanding the third paragraph of this section titled “—Solicitation; Change of Company Recommendation”, but subject (as applicable) to the rest of this section titled “—Solicitation; Change of Company Recommendation”, other than in connection with a Superior Proposal (which shall be subject to the fourth paragraph of this section titled “—Solicitation; Change of Company Recommendation” and shall not be subject to this paragraph), at any time prior to the Acceptance Time, the Board of Directors may make a Change of Company Recommendation in response to an Intervening Event (as defined below) if: (i) the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Intervening Event, failing to make a Change of Company Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law, (ii) the Company provides Parent a Notice of Change of Recommendation, which notice shall describe the Intervening Event (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not, in and of itself, constitute a Change of Company Recommendation), (iii) the Company has negotiated in good faith, and has directed any applicable Company Representatives to negotiate in good faith, with Parent with respect to any changes to the terms of the Merger Agreement proposed by Parent for at least 4 Business Days following receipt by Parent of such Notice of Change of Recommendation, and (iv) taking into account any changes to the terms of the Merger Agreement proposed by Parent to the Company during such 4 Business Day period, the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failing to make a Change of Company Recommendation would continue to reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

Nothing contained in this section titled “—Solicitation; Change of Company Recommendation” shall prohibit the Board of Directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Board of Directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or the announcement by the Board of Directors that it is in receipt of a Competing Proposal, shall not (in and of itself) constitute a Change of Company Recommendation); provided, however, that the Company and the Board of Directors may not effect a Change of Company Recommendation except as permitted by the fourth and fifth paragraphs of this section titled “—Solicitation; Change of Company Recommendation”.

For purposes hereof:

“Company Representatives” means the Company’s and each of its wholly-owned Subsidiary’s directors, officers, investment bankers, accountants, counsel or other advisors or representatives (in the case of such other advisors or representatives, to the extent such advisors or representatives are engaged by the Company in connection with the Transactions).

“Competing Proposal” means, other than the Transactions, any proposal or offer from any person or group of persons (other than Parent, Purchaser or any of their respective affiliates) for (a) the direct or indirect acquisition (whether by merger, consolidation, equity investment, acquisition of equity securities of a subsidiary of the Company, joint venture, recapitalization, reorganization or otherwise) of more than 20% of the consolidated assets of the Company and its subsidiaries, taken as a whole, (b) the acquisition in any manner, directly or indirectly, by such person or group of persons of more than 20% of any class of equity securities of the Company or (c) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution or similar transaction that would result in such person or group of persons beneficially owning, directly or indirectly, more than 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (other than holders of Shares prior to such event) (or any securities convertible into, or exchangeable for, securities representing such voting power).

“Intervening Event” means a material development or material change in circumstances arising after the execution and delivery of the Merger Agreement (or if such material development or material change in circumstances arose on or prior to the execution and delivery of the Merger Agreement, the material consequences of which are not known to the Board of Directors as of the execution and delivery of the Merger Agreement), in each case, that was not reasonably foreseeable by the Board of Directors and that relates to the Company or its subsidiaries but does not relate to any Competing Proposal.

“Superior Proposal” means a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to 50%) made by any person after the execution and delivery of the Merger Agreement that was not obtained or made as a result of a breach (other than breaches of the timing requirements set forth in the first paragraph of this section titled “—Solicitation; Change of Company Recommendation” that are immaterial in nature and effect) of the provisions of the Merger Agreement described in this section titled “—Solicitation; Change of Company Recommendation” by the Company, its subsidiaries, the respective directors and officers of the Company and each of its wholly-owned subsidiaries or the Other Company Representatives and that is on terms that the Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors that the Board of Directors considers relevant, including financial, legal, regulatory, financing and other aspects of the proposal, the person or persons making the proposal and other factors, is more favorable to the Company’s stockholders from a financial perspective than the Transactions.

Stockholder Litigation. The Merger Agreement provides that the Company will promptly notify Parent upon becoming aware of, keep Parent reasonably informed regarding, and give Parent the opportunity to participate in, any litigation brought by any stockholders of the Company against the Company or any of its directors, officers or affiliates relating to the Merger Agreement or the transactions contemplated thereby and will not settle any such litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

Takeover Statutes. The Merger Agreement provides that all parties to the Merger Agreement shall use reasonable best efforts to take all action necessary to ensure that no takeover statute is or becomes applicable to restrict or prohibit the Transactions and if any such statute is or becomes applicable to restrict or prohibit any Transactions, to take all action necessary so that such transaction may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute on such transaction.

Purchaser Activity; Guarantee by Parent. Pursuant to the Merger Agreement, Purchaser has agreed that from September 6, 2017 through the Effective Time that it will not engage in any activities of any nature except for activities related to or in furtherance of the Transactions or as provided in or contemplated by the Merger Agreement. Pursuant to the Merger Agreement, Parent has guaranteed the due, prompt and faithful payment, performance and discharge by Purchaser of, and the compliance by Purchaser with, all of the covenants, agreements, obligations and undertakings of Purchaser under the Merger Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Purchaser thereunder.

Rule 16b-3. The Merger Agreement provides that the Company is permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Rule 14d-10. The Merger Agreement provides that, prior to the Acceptance Time, the Company will take all such steps as may be required (i) to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements entered into on or after September 6, 2017 by the Company or any of its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries, in each case under which any such person could become entitled to (a) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its subsidiaries, as a result of the Offer or (b) any other compensation or benefits from the Company or any of its subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer and (ii) to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Merger without a Meeting. As promptly as practicable after the Acceptance Time, the parties to the Merger Agreement have agreed to take all necessary and appropriate actions to cause the Merger to become effective, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Payoff of Existing Indebtedness. At least five (5) Business Days prior to the date on which Parent reasonably anticipates that the Effective Time will occur, Parent will instruct the Company to, and the Company shall, deliver notice of the Company’s election to terminate any Revolving Commitments (as defined in that certain Second Amended and Restated Credit Agreement, dated as of July 13, 2017 (the “Credit Agreement”), among the Company, the lenders party thereto and BMO Harris Bank, N.A., as administrative agent) and the Credit Agreement, in each case pursuant to and in accordance with the Credit Agreement and with such notice being conditional upon the effectiveness of the closing of the Transactions.

FIRPTA Certificate. The Company shall provide to Parent at or prior to the closing of the Transactions (or, if earlier, the Acceptance Time) (x) a certificate, dated as of the date of the closing of the Transactions (or the Acceptance Time, as applicable) and in compliance with Sections 1445 and 897 of the Code, certifying that interests in the Company are not “United States real property interests” within the meaning of Sections 897 and 1445 of the Code and (y) a notice to the Internal Revenue Service prepared in accordance with Section 1.897-2(h)(2) of the Code.

Stock Exchange De-Listing. Prior to the Effective Time, the Company shall reasonably cooperate with Parent in connection with Parent’s efforts to enable the de-listing by the Surviving Corporation of the Shares as promptly as practicable after the Effective Time.

Termination. The Merger Agreement may be terminated at any time prior to the Acceptance Time, as follows:

(i)	by mutual written consent of Parent and the Company;

(ii)	by either the Company or Parent, if the Acceptance Time shall not have occurred on or before the date that is 90 days after September 6, 2017 (such date, the “Outside Date”); provided, that if the Acceptance Time shall not have occurred on or prior to the Outside Date because the HSR Condition has not been satisfied as of the Outside Date and if all other Offer Conditions were satisfied as of the Outside Date (other than those conditions that by their nature are to be satisfied at the closing of the Transactions and the Minimum Tender Condition), then the Outside Date shall be automatically extended for a period of up to 120 days; provided, further, that the right to terminate the Merger Agreement under this clause (ii) shall not be available to any party whose breach of any covenant of the Merger Agreement has materially contributed to, or resulted in, the failure of the Acceptance Time to have occurred by such date;

(iii)	by either the Company or Parent, if the Offer shall have been terminated or shall have expired (and not been extended) in accordance with its terms and the terms of the Merger Agreement and without Purchaser being required to accept for payment any Shares pursuant to the Offer; provided, that the right to terminate the Merger Agreement under this clause (iii) shall not be available to any party whose breach of any covenant of the Merger Agreement has materially contributed to, or resulted in, the failure of the Acceptance Time to have occurred by such date;

(iv)	by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Offer or the consummation of the Offer or the Merger, and such Law shall have become final and non-appealable, if applicable; provided, that the right to terminate the Merger Agreement under this clause (iv) shall not be available to any party whose breach of any covenant of the Merger Agreement has materially contributed to, or resulted in, the issuance, enactment, entry, promulgation or enforcement of such Law;

(v)	by Parent, if there has been a Change of Company Recommendation or if the Board of Directors or any committee thereof or the Company has taken certain prohibited actions described above in clauses (iv) through (vi) in the third paragraph under the section titled “—Solicitation; Change of Company Recommendation”;

(vi)	by the Company, in order to enter into a definitive written acquisition agreement with respect to a Superior Proposal; provided, that the right to terminate the Merger Agreement under this clause (vi) shall only be available to the Company if (i) each of the Company, its subsidiaries, the respective directors and officers of the Company and each of its wholly-owned subsidiaries and the Other Company Representatives (as if, for purposes of this clause only, all such Other Company Representatives were bound directly by the restrictions set forth in the section titled “—Solicitation; Change of Company Recommendation”) has complied with the provisions of the section titled “—Solicitation; Change of Company Recommendation” with respect to, and did not take any action in violation of the section titled “—Solicitation; Change of Company Recommendation” that directly or indirectly resulted in, such Superior Proposal and (ii) concurrently with such termination, the Company pays the Company Termination Fee to Parent pursuant to the terms of the Merger Agreement;

(vii)	by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations contained in the Merger Agreement or (B) the Company has failed to perform its covenants contained in the Merger Agreement, in either case such that the Offer Conditions set forth in clauses (iv) or (v) under Section 15—“Certain Conditions of the Offer” would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate the Merger Agreement pursuant to this clause (vii) if the inaccuracy of the representations of Parent or Purchaser contained in the Merger Agreement or Parent’s or Purchaser’s failure to perform its covenants contained in the Merger Agreement has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions; or

(viii)	by the Company, if (i)(A) there is an inaccuracy in Parent’s or Purchaser’s representations contained in the Merger Agreement or (B) Parent or Purchaser fails to perform its covenants contained in the Merger Agreement, in either case that has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate the Merger Agreement pursuant to this clause (viii) if the inaccuracy of the representations of the Company contained in the Merger Agreement or the Company’s failure to perform its covenants contained in the Merger Agreement is such that the Offer Conditions set forth in clauses (iv) or (v) under “Section 15. Certain Conditions of the Offer” would not be satisfied.

Effect of Termination. If the Merger Agreement is terminated by either the Company or Parent, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective subsidiaries, officers or directors, in either case, except (i) as specified in the Merger Agreement and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of another party’s fraud or the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Company Termination Fee. In the event that the Merger Agreement is terminated: (i) by (A) Parent pursuant to clause (v) under the section titled “—Termination” above or (B) the Company pursuant to clause (vi) under the section titled “—Termination” above, then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), an amount in cash equal to $23,090,000 (the “Company Termination Fee”); or (ii) (A) by either Parent or the Company pursuant to clauses (ii) or (iii) under the section titled “—Termination” above or by Parent pursuant to clause (vii) under the section titled “—Termination” above, (B) prior to the termination of the Merger Agreement, a Competing Proposal shall have been publicly disclosed and not withdrawn, and (C) within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to any transaction specified in the definition of “Competing Proposal” or any such transaction is consummated, then the Company shall pay to Parent or its designee, within two (2) Business Days after the earlier of the date on which the Company or any of its subsidiaries (x) enters into such contract or (y) consummates such transaction, the Company Termination Fee; provided that for purposes of this clause (ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”.

Availability of Specific Performance. Parent, Purchaser and the Company have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached. Accordingly, Parent, Purchaser and the Company have acknowledged and agreed that the parties to the Merger Agreement shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed to waive any right for the securing or posting of any bond or other security as a condition to specific performance.

Expenses. Pursuant to the Merger Agreement, other than as otherwise specified in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

Amendment and Waiver. The Merger Agreement may be amended by the Company, Parent and Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Acceptance Time, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the holders of Shares without obtaining such approval. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in the Merger Agreement; provided, however, that after the Acceptance Time, there may not be any extension or waiver of the Merger Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Shares hereunder without the approval of the holders of Shares at a duly convened meeting of the holders of Shares called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law. The Merger Agreement is governed by the laws of the State of Delaware.

Tender and Support Agreement. Concurrently with the execution of the Merger Agreement, Gilead Capital LP (“Gilead”) entered into the Tender and Support Agreement with Parent and Purchaser. Pursuant to the Tender and Support Agreement, Gilead has agreed (solely in its capacity as a stockholder of the Company), among other things, (i) to validly tender or cause to be tendered in the Offer all of the Shares beneficially owned by Gilead, together with any other Shares that are issued to or otherwise acquired or owned by Gilead prior to the termination of the Tender and Support Agreement (collectively, the “Subject Shares”), (ii) not to withdraw any of the Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement, or (B) the Tender and Support Agreement shall have been terminated in accordance with its terms, (iii) to vote the Subject Shares (A) in favor of approval of the Merger Agreement and the transactions contemplated thereunder, and (B) against any Competing Proposal, (iv) not to transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to, any or all of Gilead’s equity interests in the Company, including any Subject Shares, or any right or interest therein (or consent to any of the foregoing), (v) not to take or permit any action that would in any way restrict, limit or interfere with the performance of Gilead’s obligations under the Tender and Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty of Gilead therein untrue or incorrect, (vi) to immediately cease and terminate any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a Competing Proposal and (vii) from and after the date of the Tender and Support Agreement until the earlier of the Acceptance Time and the termination of the Tender and Support Agreement, not to, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal, (B) furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with or in response to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, Competing Proposal or (C) enter into, continue or participate in any discussions or negotiations with any third person relating to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal.

The Tender and Support Agreement will terminate upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to Gilead pursuant to the Merger Agreement as in effect on the date of the Tender and Support Agreement, (iv) the mutual written consent of Gilead, Parent and Purchaser, and (v) a Change of Company Recommendation.

Confidentiality Agreement. On June 27, 2017, the Company and Fluke Corporation, a subsidiary of Parent (“Fluke”), entered into a confidentiality agreement in connection with a possible negotiated business combination or other transactions between the parties and/or their affiliates (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Fluke and its affiliates agreed to keep confidential, subject to certain exceptions provided for in the Confidentiality Agreement, information furnished directly or indirectly by the Company or any of its affiliates or representatives to Fluke or any of its affiliates or representatives and to use information solely for the purpose of evaluating, negotiating, advising or financing with respect to a possible transaction between the Company and/or its affiliates and Fluke and/or its affiliates. Fluke agreed, subject to certain limited exceptions, to be subject to a 12 month standstill, as more fully described in the Confidentiality Agreement, commencing on the date of the Confidentiality Agreement. Fluke has also agreed, subject to certain exceptions, that it and certain of its affiliates would not, for a period of eighteen (18) months from the date of the Confidentiality Agreement, directly or indirectly, solicit the services of or employ any officer, director or employee of the Company or any of its subsidiaries with whom Fluke or such affiliates has contract or receives substantive information in connection with its consideration of a possible transaction between Fluke and/or its affiliates and the Company and/or its affiliates. Fluke also agreed to standstill provisions that prohibit Fluke and its affiliates from taking certain actions involving or with respect to the Company for a period of one year from the date of the Confidentiality Agreement, subject to certain exceptions.

This summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO filed with the SEC, and is incorporated by reference herein.

12. Purpose of the Offer; Plans for the Company.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. After the Acceptance Time, Purchaser intends to consummate the Merger as promptly as practicable, subject to the satisfaction of certain conditions.

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. For purposes of this discussion of appraisal rights, all references to a “stockholder” refer to a stockholder of record of Shares. If you choose to exercise your appraisal rights (or if you are a beneficial owner and cause the stockholder of record of your Shares to exercise appraisal rights on your behalf) in connection with the Merger and you comply (or, if you are a beneficial owner, cause such stockholder to comply) with the applicable legal requirements under the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same as, more than or less than the Offer Price. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the Offer Price.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation of the merger within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 contains the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any holder of Shares wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•	within the later of the consummation of the Offer, which will occur on the date on which Purchaser irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9, deliver to the Company at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

•	not tender such Shares in the Offer or vote for, or consent in writing to, the Merger; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

In addition, a stockholder, an appropriate beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the Shares within 120 days after the Effective Time.

The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Going Private Transaction. The SEC has adopted Rule 13e–3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser and the Company believe that Rule 13e–3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e–3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company. The Merger Agreement provides that following the Acceptance Time and satisfaction or waiver of all of the conditions to the Merger, Purchaser will be merged with and into the Company, whereupon the separate existence of Purchaser will cease, and the Company will be the Surviving Corporation. The directors of the Surviving Corporation will, from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, be the respective individuals who are directors of Purchaser immediately prior to the Effective Time. From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of the Corporation immediately before the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws. Purchaser and Parent are conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, and management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Possible changes could include changes in the Company’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and Parent, Purchaser and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

13. Certain Effects of the Offer.

Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation. The Shares are currently listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE because the Surviving Corporation will only have one stockholder. Immediately following the consummation of the Merger, Parent intends and will cause the Shares to delist from the NYSE.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer and the consummation of the Merger will result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Parent intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Merger if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14. Dividends and Distributions.

As discussed in Section 11—“The Merger Agreement,” the Merger Agreement provides that from September 6, 2017 to the Effective Time, without the prior written approval of Parent, the Company will not declare, set aside, make or pay any dividend or other distribution to holders of Shares other than quarterly dividends to holders of Shares in a per Share amount no greater than the Company’s most recently declared quarterly dividend, with record and payment dates in accordance with the Company’s customary dividend schedule.

15. Certain Conditions of the Offer.

Notwithstanding any other provisions of the Offer, subject to compliance with the terms and conditions of the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer, and Purchaser may delay its acceptance for payment of or, subject to the restriction referred to above, its payment for, any tendered Shares, if:

(i)	the Minimum Tender Condition has not been satisfied;

(ii)	the HSR Condition has not been satisfied;

(iii)	any Law, order, injunction or decree shall have been issued, enacted, entered, promulgated or enforced and is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger;

(iv)	(1) any of the representations and warranties of the Company in the Merger Agreement (other than the representations and warranties of the Company in the Merger Agreement set forth in the first sentence of Section 3.01(a) and Section 3.01(b), Section 3.02(a), Section 3.02(b), Section 3.02(d)(i), Section 3.02(d)(ii), Section 3.02(e)(i), Section 3.02(e)(ii), Section 3.02(f), Section 3.03, Section 3.09(b), Section 3.22 and Section 3.23, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties (other than the use of the qualifier “material” in the term “Company Material Contract”), are not true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (2) the representations and warranties of the Company in the Merger Agreement set forth in the first sentence of Section 3.01(a) and Section 3.01(b), Section 3.02(d)(ii), Section 3.02(e)(ii), Section 3.02(f), Section 3.03, Section 3.22 and Section 3.23 are not true and correct in all material respects; (3) the representations and warranties of the Company in the Merger Agreement set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d)(i) and Section 3.02(e)(i) are not true and correct in all respects (disregarding only de minimis inaccuracies); and (4) the representations and warranties of the Company in the Merger Agreement set forth in Section 3.09(b) are not true and correct in all respects; in the case of each of foregoing clauses (1), (2), (3) and (4) as of the date of the expiration of the Offer as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(v)	the Company has failed to perform or comply in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it;

(vi)	Parent has not received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (iv), and (v) above; or

(vii)	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable Law, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition).

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—“Certain Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Support Agreement and the Merger, for purposes of Section 203 of the DGCL.

Based on information supplied by the Company and the approval of the Merger Agreement and the Transactions by the Board of Directors, we do not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither Parent nor the Company has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 15—“Certain Conditions of the Offer” of this Offer to Purchase.

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the fifteenth (15th) calendar day waiting period is a federal holiday or weekend day, the waiting period is automatically extended until 11:59 P.M., New York City time, the next business day. Parent and the Company each expects to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger no later than September 20, 2017, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 P.M., New York City time, on the fifteenth (15th) calendar day after such filing, unless earlier terminated by the FTC and the Antitrust Division, or Parent and/or the Company receives a request for additional information or documentary material prior to that time from the FTC or the Antitrust Division. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten (10) calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, absent the Parent’s and the Company’s agreement, neither the FTC nor the Antitrust Division can prevent Parent and the Company from closing, other than by court order. The FTC or the Antitrust Division may terminate the additional ten (10) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company’s failure to make those filings nor the Company’s failure to comply with a request for additional documents and information issued to the Company from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. At any time before or after the consummation of any such transactions, the FTC or the Antitrust Division could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the parties. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Company does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

We believe that the only material regulatory filing that will be required to consummate the Offer and the Merger are the filing of Premerger Notification and Report Forms pursuant to the HSR Act.

17. Fees and Expenses.

Credit Suisse is acting as financial advisor to Parent and as Dealer Manager for the Offer and the Merger. Credit Suisse will receive reasonable and customary compensation payable upon completion of the Offer and the

Merger for its services as financial advisor and Dealer Manager, will be reimbursed for reasonable and customary expenses and will be indemnified against certain liabilities and expenses arising out of, relating to or in connection with its engagement, including certain liabilities under federal securities laws.

In addition, Parent and Purchaser have retained D.F. King & Co., Inc. to be the Information Agent and Computershare Trust Company, N.A. to be the Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request brokers, bankers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

Information Agent and the Paying Agent each will also receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable and customary expenses and will be indemnified against certain liabilities and expenses in connection with their respective engagement, including certain liabilities under federal securities laws.

In the ordinary course of their trading, brokerage, investment management, and financing activities, Credit Suisse, its successors and its affiliates may actively trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares. The Dealer Manager does not assume any responsibility for the accuracy or completeness of this information contained in this Offer to Purchase or the failure by us to disclose events that may have occurred and may affect the significance or accuracy of that information.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than as set forth above) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, bankers and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d–3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—“Certain Information Concerning the Company.”

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

Directors and Executive Officers of Parent. The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The business address of each director and officer is Fortive Corporation, 6920 Seaway Blvd., Everett, Washington 98203. All directors and executive officers listed below are United States citizens, except for Mr. Dewan, who is an Indian citizen, Mr. Pringle, who is a Canadian citizen, and Mr. Gafinowitz, who is a South African citizen. Directors are identified by an asterisk. Unless otherwise indicated, the titles referenced below refer to titles with Fortive Corporation.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Feroz Dewan*	41	Mr. Dewan currently serves as a director of Parent. Mr. Dewan has served as the Chief Executive Officer of Arena Holdings Management LLC, an investment holding company, since October 2016. Previously, Mr. Dewan served in a series of positions with Tiger Global Management, an investment firm with approximately $20 billion under management across public and private equity funds, from 2003 to 2015, including most recently as Head of Public Equities. He also served as a Private Equity Associate at Silver Lake Partners, a private equity firm focused on leveraged buyout and growth capital investments in technology, technology-enabled and related industries, from 2002 to 2003. Mr. Dewan is also a member of the board of directors of The Kraft Heinz Company.
James A. Lico*	51	Mr. Lico currently serves as a director of Parent and has served as the Chief Executive Officer and President of Parent since Parent was spun-off from Danaher Corporation in 2016. From 1996 to 2016, Mr. Lico served in various leadership positions at Danaher Corporation, a global science and technology company, including as Executive Vice President from 2005 to 2016. Mr. Lico is also a member of the board of directors of NetScout Systems, Inc.
Kate D. Mitchell*	58	Ms. Mitchell currently serves as a director of Parent. Ms. Mitchell has served as a partner and co-founder of Scale Venture Partners, a Silicon Valley-based firm that invests in early-in-revenue technology companies, since 1997. Prior to her current role, Ms. Mitchell served with Bank of America, a multinational banking and financial services corporation, from 1988 to 1996, most recently as Senior Vice President for Bank of America Interactive Banking. Ms. Mitchell currently serves on the boards of directors of SVB Financial Group, Silicon Valley Community Foundation and other private company boards on behalf of Scale Venture Partners.
Mitchell P. Rales*	61	Mr. Rales currently serves as a director of Parent. Mr. Rales is a co-founder of Danaher Corporation and has served as Chairman of the Executive Committee of Danaher since 1984. He was also President of Danaher from 1984 to 1990. In addition, for more than the past five years, he has been a principal in private and public business entities in the manufacturing area. Mr. Rales is also a member of the board of directors of Danaher Corporation and Colfax Corporation.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Steven M. Rales*	66	Mr. Rales currently serves as a director of Parent. Mr. Rales is co-founder of Danaher Corporation and has served as Chairman of the Board of Danaher since 1984. He was also CEO of Danaher from 1984 to 1990. In addition, for more than the past five years, he has been a principal in a private business entity in the area of film production. Mr. Rales is also a member of the board of directors of Danaher Corporation.
Israel Ruiz*	46	Mr. Ruiz currently serves as a director of Parent. Mr. Ruiz has been the Executive Vice President and Treasurer at Massachusetts Institute of Technology (MIT), a private research university of science and technology, since 2011. In this role, Mr. Ruiz oversees all principal administrative and financial functions of MIT. Prior to his current role, Mr. Ruiz served as the Vice President for Finance for MIT from 2007 to 2011 and as a principal for MIT’s Office of Budget and Financial Planning from 2001 to 2007.
Alan G. Spoon*	66	Mr. Spoon currently serves as a director of Parent. Mr. Spoon has served as Partner Emeritus of Polaris Partners, a company that invests in private technology and life science firms, since January 2015. Mr. Spoon has been a partner at Polaris since May 2000, and served as Managing General Partner from 2000 to 2010. In addition to his leadership role at Polaris Partners, Mr. Spoon previously served as president, chief operating officer and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. Mr. Spoon is also a member of the board of directors of Danaher Corporation, IAC/Interactive Corp., Match Group, Inc. and Cable One, Inc.
Patrick J. Bryne	57	Mr. Byrne has served as a Senior Vice President of Parent since Parent was spun-off from Danaher Corporation in 2016. Prior to the spin-off, Mr. Byrne served as President of Danaher Corporation’s Tektronix business from July 2014 to July 2016, after serving as Chief Technology Officer and Vice President-Strategy and Business Development for Danaher Corporation’s Test and Measurement segment from 2012 to July 2014. Prior to joining Danaher Corporation, he served as Chief Executive Officer of Intermec Technologies, a manufacturer of automated identification and data capture equipment, from 2007 until 2012.
Martin Gafinowitz	58	Mr. Gafinowitz has served as a Senior Vice President of Parent since Parent’s spin-off from Danaher Corporation in 2016. Prior to the spin-off, Mr. Gafinowitz served as Senior Vice President-Group Executive of Danaher Corporation from March 2014 to July 2016 after serving as Vice President-Group Executive of Danaher Corporation from 2005 to March 2014.
Barbara B. Hulit	50	Ms. Hulit has served as a Senior Vice President of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Ms. Hulit served as Senior Vice President—Danaher Business System Office for Danaher Corporation from January 2013 to July 2016 and as President of Fluke Corporation from May 2005 to January 2013.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Charles E. McLaughlin	56	Mr. McLaughlin has served as Senior Vice President, Chief Financial Officer of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Mr. McLaughlin served as Senior Vice President-Diagnostics Group CFO for Danaher Corporation’s Diagnostics business from May 2012 to July 2016, and as Senior Vice President-Chief Financial Officer of Danaher Corporation’s Beckman Coulter business from July 2011 to July 2016.
Patrick K. Murphy	55	Mr. Murphy has served as Senior Vice President of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Mr. Murphy served as a Group President of Danaher Corporation after joining Danaher Corporation in March 2014 until July 2016. Prior to joining Danaher Corporation, he served as CEO of Nidec Motor Corporation and President of the ACIM (Appliance, Commercial and Industrial Motor) Business Unit of Nidec Corporation, a manufacturer of commercial, industrial, and appliance motors and controls, from 2010 until October 2013.
William W. Pringle	50	Mr. Pringle has served as a Senior Vice President of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Mr. Pringle served as Senior Vice President-Fluke and Qualitrol for Danaher Corporation from October 2015 to July 2016 and as President of Danaher’s Fluke business from July 2013 to July 2016, after serving as President-Fluke Industrial Group from May 2012 to July 2013. Prior to joining Danaher Corporation, Mr. Pringle served in a series of progressively more responsible roles with Whirlpool Corporation, a manufacturer of home appliances, from 2008 until May 2012, including most recently as Senior Vice President-Integrated Business Units.
Raj Ratnakar	49	Mr. Ratnakar has served as Vice President, Strategic Development of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Mr. Ratnakar served as a Vice President-Strategic Development of Danaher Corporation from August 2012 to July 2016. Prior to joining Danaher Corporation, he served as Vice President of Corporate Strategy for Tyco Electronics, a global manufacturing company, from 2009 until August 2012.
Jonathan L. Schwarz	46	Mr. Schwarz has served as Vice President, Corporate Development of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Mr. Schwarz served as Vice President-Corporate Development of Danaher Corporation from 2010 to July 2016.
Peter C. Underwood	47	Mr. Underwood served as Senior Vice President, General Counsel and Secretary of Parent since May 2016. Prior to joining Parent, Mr. Underwood served as Vice President, General Counsel and Secretary of Regal Beloit Corporation, a manufacturer of electric motors, from 2010 through May 2016.
Stacey A. Walker	46	Ms. Walker has served as a Senior Vice President, Human Resources of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Ms. Walker served as Vice President-Talent Management of Danaher Corporation from January 2014 to July 2016 after serving as Vice President-Talent Planning from December 2012 to December 2013 and as Vice President-Human Resources for Danaher Corporation’s Chemtreat business from 2008 to November 2012.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Emily A. Weaver	46	Ms. Weaver has served as Vice President, Chief Accounting Officer of Parent since its spin-off from Danaher Corporation in 2016. Prior to the spin-off, Ms. Weaver served as Vice President-Finance of Danaher Corporation from April 2013 to July 2016. Prior to joining Danaher Corporation, she served as Deputy Controller of GE Transportation, a unit of General Electric, a global manufacturing company, from 2010 until March 2013.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. The business address of each director and officer is 6920 Seaway Blvd., Everett, Washington 98203. All directors and executive officers listed below are United States citizens, except for Mr. Yadava, who is an Indian citizen. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Daniel B. Kim	46	Mr. Kim serves as Vice President and Secretary of Purchaser. Mr. Kim joined Parent as Vice President—Associate General Counsel and Assistant Secretary in February 2016. Prior to joining Parent, he served as Associate General Counsel and Assistant Secretary of Beckman Coulter, Inc., a medical device company and a subsidiary of Danaher Corporation, from July 2010 until February 2016.
John Mitchell	61	Mr. Mitchell serves as Vice President of Purchaser. Mr. Mitchell joined Parent as Vice President-Taxes in May 2016. Immediately prior to joining Parent, he served as Senior Vice President-Taxes of Eaton Corporation, a diversified industrial public company from November 1999 through February 2016.
Mark Modjeski	58	Mr. Modjeski serves as Assistant Treasurer and Assistant Secretary of Purchaser. Mr. Modjeski joined Parent as Senior Director—Tax Operations in January 2016. Prior to joining Parent, he served as the Tax Director for Tektronix, Inc., a professional instrumentation company and a subsidiary of Danaher Corporation from December 1990 until December 2015.
Emily A. Weaver*	46	Ms. Weaver serves as a director and President of Purchaser. Ms. Weaver has served as Vice President, Chief Accounting Officer of Parent since the Parent’s spin-off from Danaher Corporation in 2016. Prior to the spin-off, Ms. Weaver served as Vice President-Finance of Danaher Corporation from April 2013 to July 2016. Prior to joining Danaher Corporation, she served as Deputy Controller of GE Transportation, a unit of General Electric, a global manufacturing company, from 2010 until March 2013.
Rajesh Yadava*	45	Mr. Yadava serves as Vice President and Treasurer of Purchaser. Mr. Yadava joined Parent as Vice President—Treasurer in July 2016. Prior to joining Parent, he served as Assistant Treasurer for Alere Inc., a medical device company, from June 2015 through July 2016 and as Assistant Treasurer for CareFusion Corporation, a medical device company, from July 2012 through May 2015.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Paying Agent as follows:

The Paying Agent for the Offer is:

By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders may call toll free (212) 269-5550

Banks and brokers may call (877) 536-1556

The Dealer Manager for the Offer is

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Call Toll-Free: (800) 318-8219